Execution Version

AGREEMENT AND PLAN OF MERGER

By and Among

RCS Capital Corporation,

ZOE ACQUISITION, LLC,

and

Investors Capital Holdings, Ltd.

Dated as of October 27, 2013

i

TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

(continued)

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of October 27, 2013 (this “Agreement”), is made by and among RCS Capital Corporation, a Delaware corporation (“Parent”), Zoe Acquisition, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Parent (“Merger Sub”), and Investors Capital Holdings, Ltd., a Delaware corporation (the “Company”).

WITNESSETH:

WHEREAS, the Company and Parent have each determined that it is advisable, fair to and in the best interests of its respective stockholders that (a) Merger Sub be merged with and into the Company, with the Company surviving as a wholly-owned subsidiary of Parent (the “Merger”) and (b) in connection with the Merger, each outstanding share of common stock, $0.01 par value per share of the Company (the “Company Common Stock ”), be converted into the right to receive the Merger Consideration, in each case, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL and the DLLCA;

WHEREAS, the board of directors of the Company (the “Company Board ”), acting upon the recommendation of a special committee of the Company Board consisting only of independent directors (the “Special Committee ”), has unanimously (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, fair to and in the best interests of the Company and its stockholders, (b) approved this Agreement, the Merger and the other transactions contemplated by this Agreement and (c) resolved to recommend the adoption of this Agreement by the Company’s stockholders;

WHEREAS, the board of directors of Parent and the sole member of Merger Sub have (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, fair to and in the best interests of Parent and Merger Sub, respectively, and their respective equityholders and (b) approved this Agreement, the Merger and the other transactions contemplated by this Agreement;

WHEREAS, as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, concurrently with the execution of this Agreement, each of Timothy B Murphy, John G. Cataldo, Kathleen Donnelly, Melissa Tarentino and James L. Wallace has entered into an employment agreement with the Company (as the surviving entity of the Merger), each to be effective at the Closing;

WHEREAS, as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement and consummate the Merger, concurrently with the execution of this Agreement, Timothy B. Murphy has executed and delivered to Parent and Merger Sub a Voting Agreement pursuant to which he has agreed, among other things, to vote his shares of Company Common Stock in favor of the adoption of this Agreement and the approval of the Merger and the other transactions contemplated by this Agreement (the “Voting Agreement”); and

WHEREAS, each of the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the other transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements and subject to the conditions herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1

ARTICLE I

DEFINITIONS

Section 1.1.          Definitions.

(a)    For purposes of this Agreement:

“1933 Act” means the Securities Act of 1933, and the rules and regulations promulgated thereunder, as amended.

“1934 Act” means the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder, as amended.

“Action” means any claim, action, suit, charge, demand, directive, inquiry, subpoena, proceeding, arbitration, mediation or other investigation.

“Advisory Contracts” means any investment advisory, sub-advisory, investment management, trust or similar agreement with any Client to which Investment Advisor Subsidiary is a party and acts as Investment Adviser (whether as manager, sub-advisor, sub-manager or in another similar capacity).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

“Articles” means the Certificate of Incorporation of the Company.

“Assets Under Administration” means, at a given time, the value of all assets held on Securities Corp’s brokerage platform for which any Company Entity is the investment adviser, broker-dealer or agent of record.

“Base Date Assets Under Administration” means all Assets Under Administration as of two Business Days prior to the date hereof.

“Broker-Dealer” means a “broker” or “dealer” (as defined in Sections 3(a)(4) and 3(a)(5) of the 1934 Act).

“Business Day” means any day other than a Saturday, a Sunday or a day on which all banking institutions in New York, New York are authorized or obligated by Law or executive order to close (provided that, with respect to filings to be made with the SEC, a day on which such a filing is to be made is a Business Day only if the SEC is open to accept filings).

“Client” means any Person for which Investment Adviser Subsidiary acts as Investment Adviser (whether as manager, sub-advisor, sub-manager or in another similar capacity) pursuant to an Advisory Contract.

“Closing Date Assets Under Administration” means all Assets Under Administration as of two Business Days prior to the Closing Date minus all Assets Under Administration relating to Advisory Contracts in respect of the continuation of which Clients have not consented or have objected pursuant to the Initial Negative Consent Notices.

“Code” means the U.S. Internal Revenue Code of 1986, and the regulations promulgated thereunder, in each case, as amended.

2

“Company 401(k) Plan” means the Company’s 401(k) Profit Sharing Plan.

“Company Entities” means the Company and its Subsidiaries.

“Company Federal Tax Group” means the affiliated group of corporations filing a consolidated U.S. federal Income Tax Return of which the Company is the parent corporation.

“Company Intellectual Property” means the Owned Intellectual Property and the Licensed Intellectual Property.

“Company Material Adverse Effect” means any event, circumstance, change or effect (i) that, individually or in the aggregate, is or would reasonably be expected to be materially adverse to the business, assets, properties, liabilities, financial condition or results of operations of the Company Entities, taken as a whole or (ii) that, individually or in the aggregate, prevents or materially impairs, or would reasonably be expected to prevent or materially impair, the ability of the Company to consummate the Merger before the Outside Date; provided, however, that for purposes of clause (i) “Company Material Adverse Effect” shall not include any event, circumstance, change or effect to the extent arising out of or resulting from (A) any failure of the Company to meet any projections or forecasts or any decrease in the market price of the Company Common Stock (it being understood and agreed that any event, circumstance, change or effect giving rise to such failure or decrease shall be taken into account in determining whether there has been a Company Material Adverse Effect), (B) any events, circumstances, changes or effects affecting the industry in which the Company Entities conduct business in the United States generally, (C) any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, (D) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage, (E) the announcement of this Agreement, or the consummation or anticipation of the Merger or the other transactions contemplated hereby, (F) earthquakes, hurricanes or other natural disasters, or (G) changes in Law or GAAP, which in the case of each of clauses (B), (C), (D) and (G) do not disproportionately affect the Company Entities, taken as a whole, relative to other similarly situated industry participants, and in the case of clause (F) do not disproportionately affect the Company Entities, taken as a whole, relative to other industry participants in the geographic regions in which the Company Entities operate or own or lease properties.

“Company Option” means any option to purchase shares of Company Common Stock whether granted under the Company Stock Plans or an agreement between the Company and an employee or other Person or otherwise.

“Company Restricted Stock” means any shares of Company Common Stock granted under a Company Stock Plan that are subject to restrictions on transfer and/or forfeiture.

“Company Stock Plans” means the Company’s 1994 Stock Option Plan, as amended, 1996 Stock Incentive Plan, 2001 Equity Incentive Plan, 2005 Equity Incentive Plan and the Amended and Restated Equity and Cash Bonus Incentive Plan, each as amended.

“Contract” means any written or oral loan or credit agreement, bond, debenture, note, mortgage, indenture, lease, license or other contract, agreement, obligation, commitment or instrument, including all amendments thereto.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

3

“Delaware Secretary” means the Secretary of State of the State of Delaware.

“DGCL” means the Delaware General Corporation Law, as amended.

“DLLCA” means the Delaware Limited Liability Company Act, as amended.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity, trade or business (whether or not incorporated) that would be deemed a single employer with the Company or any of its Subsidiaries under Section 414(b), (c), (m) or (o) of the Code.

“Expense Amount” means $500,000.

“Financial Advisor” means, with respect to the Company Entities, (i) Investment Advisers or persons who are supervised persons of, or persons associated with, an Investment Adviser (in each case as defined in the Investment Advisers Act); and (ii) Broker-Dealers (or associated persons thereof, as defined in the 1934 Act).

“FINRA” means the Financial Industry Regulatory Authority, Inc., an independent regulator of securities firms doing business in the United States, and any successor thereto.

“GAAP” means the United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any United States (federal, state or local) or foreign government, court, arbitration panel, or any governmental or quasi-governmental, regulatory, judicial, legislative or administrative authority, board, bureau, agency, commission (including the IRS and any other federal authority, board, bureau, agency, commission or other body and any state, local and/or foreign Tax authority, board, bureau, agency, commission or other body) or self-regulatory organization, including FINRA.

“Income Tax” means any federal, state, local, or foreign Tax based on or measured by reference to net income, including any interest, penalty, or addition thereto.

“Income Tax Return” means any return, declaration, form (including elections, declarations or amendments), claim for refund, or information return or statement, report and form relating to Income Taxes filed with any Taxing Authority (including any schedule or attachment thereto), including any amendment thereof.

“Indebtedness” means, with respect to any Person, (i) any liability of that Person (including any principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, reimbursements and all other amounts payable in connection therewith): (A) for borrowed money, (B) evidenced by a note, debenture or similar instrument (including a purchase money obligation) given in connection with the acquisition of any property or assets, including securities, (C) for the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (D) under any lease or similar arrangement that would be required to be accounted for by the lessee as a capital lease in accordance with GAAP, (E) arising from cash/book overdrafts, (F) under conditional sale or other title retention agreements, (G) arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates; (ii) any guarantee by that Person of any liabilities of others described in the preceding clause (i); (iii) the maximum liabilities of such person under any “Off Balance Sheet Arrangement” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the 1933 Act); and (iv) all liabilities to reimburse any bank or other Person for amounts paid under a letter of credit, surety bond, or bankers’ acceptance.

4

“Indemnitee” means any individual who, at or prior to the Effective Time, was an officer or director of the Company or served on behalf of the Company as an officer or director of any of the Company’s Subsidiaries.

“Intellectual Property” means all of the following, in any jurisdiction, whether registered or unregistered: (i) trademarks, service marks, logos, trade dress, trade names, indicia and other source identifiers, together with all translations, adaptations, derivations and combinations thereof, including the good will associated with the foregoing, (ii) patents and patent applications, together with reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, (iii) inventions (whether patentable or unpatentable and whether or not reduced to practice) and invention disclosures, (iv) works of authorship, copyrightable works, mask works, designs and copyrights, (v) trade secrets and confidential business information (including know-how, data, designs, drawings and customer and supplier lists), (vi) computer software (including related source code, object code, data and documentation) and all modifications and improvements thereto, (vii) domain names, uniform resource locators (URLs) and Internet websites related thereto and (viii) all other proprietary rights, and all copies and tangible embodiments thereof (in whatever form or medium now or hereafter known); in each case, including any registrations of, applications to register and renewals and extensions of, any of the foregoing with or by any Governmental Authority or other registrar in any jurisdiction.

“Investment Adviser” means an “investment adviser” (as defined in Section 202(a)(11) of the Investment Advisers Act) registered with the SEC under the Investment Advisers Act.

“Investment Advisers Act” means the Investment Advisers Act of 1940 and the rules and regulations promulgated thereunder, as amended.

“Investment Company Act” means the Investment Company Act of 1940, and the rules and regulations promulgated thereunder, as amended.

“IRS” means the United States Internal Revenue Service or any successor agency.

“IT Systems” means all material computer systems, servers, network equipment and other computer hardware owned or used by the Company Entities and that are used in the business of the Company Entities as currently conducted.

“knowledge” means the actual knowledge, after inquiry reasonable under the circumstances, of (a) with respect to the Company, Timothy B. Murphy, John G. Cataldo, Kathleen Donnelly, Melissa Tarentino and James L. Wallace and (b) with respect to Parent, each executive officer of Parent.

“Law” means any and all domestic (federal, state or local) or foreign laws, statutes, rules, regulations, ordinances, codes, orders, judgments, injunctions, decrees or other legally enforceable requirements issued, enacted, promulgated, entered into, agreed or imposed by any Governmental Authority.

5

“Leased Real Property” means the parcels of land more fully described in Section 4.11 of the Company Disclosure Letter under the heading “Leased Real Property,” together with all plants, buildings, structures, installations, fixtures, fittings, improvements, betterments and additions situated thereon, all privileges and appurtenances thereto, all easements and rights-of-way used or useful in connection therewith, and all rights and privileges under the Real Property Leases relating thereto.

“Licensed Intellectual Property” means all Intellectual Property owned by a third party and licensed or sublicensed to any Company Entity.

“Lien” means with respect to any asset (including any security), any mortgage, deed of trust, claim, condition, covenant, lien, pledge, charge, security interest, preferential arrangement, option or other third party right (including right of first refusal or first offer), restriction, right of way, easement, title defect or other agreement, arrangement, contract, commitment, understanding or obligation, whether written or oral, or encumbrance of any kind in respect of such asset, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“Market Factor” means a fraction, the numerator of which is the S&P 500 as of the date hereof and the denominator of which is the S&P 500 as of the Closing Date.

“Minimum NWC Amount” means (i) $5.1 million or (ii) if greater, such amount as necessary to allow any Company Entity that is registered with the SEC as a broker-dealer to meet the requirements of SEC Rule 15c3-1, excluding for purposes of this calculation any subordinated debt issued by the Company or any such Company Entity.

“Net Working Capital” means an amount equal to (a) the consolidated current assets of the Company, minus (b) the consolidated current liabilities of the Company, in each case calculated in accordance with GAAP, consistently applied.

“NYSE” means the New York Stock Exchange, Inc.

“NYSE MKT” means the NYSE MKT LLC.

“Order” means a judgment, writ, injunction, order or decree of a Governmental Authority.

“Owned Intellectual Property” means all Intellectual Property owned (in whole or in part) by any Company Entity including all registrations and applications for registrations for any Intellectual Property which have been registered or applied for, or are otherwise recorded in the name of, any Company Entity.

“Parent Average Closing Price” means the volume weighted average trading price of a share of Parent Common Stock on the NYSE (as reported by Bloomberg L.P. or, if not reported thereby, by another authoritative source mutually agreed by the parties) for the five consecutive trading days immediately preceding the Closing Date.

“Parent Entities” means Parent and its Subsidiaries, including Merger Sub.

“Parent Federal Tax Group” means the affiliated group of corporations filing a consolidated U.S. federal Income Tax Return of which the Parent is the parent corporation.

6

“Parent Material Adverse Effect” means any event, circumstance, change or effect (i) that, individually or in the aggregate, is or would reasonably be expected to be materially adverse to the business, assets, properties, liabilities, financial condition or results of operations of the Parent Entities, taken as a whole or (ii) that, individually or in the aggregate, prevents or materially impairs, or would reasonably be expected to prevent or materially impair, the ability of Parent to consummate the Merger before the Outside Date; provided, however, that for purposes of clause (i) “Parent Material Adverse Effect” shall not include any event, circumstance, change or effect to the extent arising out of or resulting from (A) any failure of Parent to meet any projections or forecasts or any decrease in the market price of the Parent Common Stock (it being understood and agreed that any event, circumstance, change or effect giving rise to such failure or decrease shall be taken into account in determining whether there has been a Parent Material Adverse Effect), (B) any events, circumstances, changes or effects affecting the industries in which the Parent Entities conduct business in the United States generally, (C) any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, (D) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage, (E) the announcement of this Agreement, or the consummation or anticipation of the Merger or the other transactions contemplated hereby, (F) earthquakes, hurricanes or other natural disasters, or (G) changes in Law or GAAP, which in the case of each of clauses (B), (C), (D), and (G) do not disproportionately affect the Parent Entities, taken as a whole, relative to other similarly situated industry participants, and in the case of clause (F) do not disproportionately affect the Parent Entities, taken as a whole, relative to other industry participants in the geographic regions in which the Parent Entities operate or own or lease properties.

“Parent SEC Documents” means (i) the final prospectus, dated June 5, 2013 filed pursuant to Rule 424(b)(4) on June 6, 2013 with the SEC, which final prospectus relates to the Registration Statement on Form S-1 (File No. 333-186819), as amended, of Parent and (ii) all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed with or furnished (on a publicly available basis) to the SEC by Parent since June 6, 2013 under the 1933 Act or 1934 Act (together with any exhibits and schedules thereto or incorporated by reference therein and other information incorporated therein).

“Per Share Cash Amount” means $7.25.

“Per Share Stock Amount” means that number of validly issued, fully paid and non-assessable shares of Parent Common Stock equal to the quotient determined by dividing the Per Share Cash Amount by the Parent Average Closing Price.

“Permitted Liens” mean (i) statutory, common or civil law Liens in favor of carriers, warehousemen, mechanics and materialmen to secure claims for labor, materials or supplies arising or incurred in the ordinary course of business not yet due and payable or being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established on the most recent audited consolidated balance sheet of the Company included in the Company SEC Documents filed prior to the date hereof, (ii) statutory Liens for Taxes not yet due and payable or Taxes being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established, (iii) Liens arising under sales contracts and equipment leases with third parties entered into in the ordinary course of business, (iv) Liens in favor of clearing agencies arising in the ordinary course of business and (v) Liens which do not exceed $25,000 individually or $150,000 in the aggregate.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, person (including a “person” as defined in Section 13(d)(3) of the 1934 Act), trust, association or other entity or a Governmental Authority or a political subdivision, agency or instrumentality of a Governmental Authority.

7

“Post-Closing Tax Period” means (i) any taxable period beginning after the Closing Date and (ii) the portion of any Straddle Period beginning immediately after the Closing Date and ending on the last day of a Straddle Period.

“Real Property Leases” means all leases, lease guaranties, subleases, licenses, easements and agreements, whether written or oral, for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property, including all amendments, terminations and modifications thereof and all subordination, non-disturbance and attornment agreements and estoppel certificates with respect thereto.

“Recent SEC Reports” means the Company SEC Documents filed with the SEC after June 19, 2013 and before the date of this Agreement.

“Representative” means, with respect to any Person, such Person’s directors, officers, employees, consultants, advisors (including attorneys, accountants, consultants, investment bankers and financial advisors), agents and other representatives.

“S&P 500” means the Standard & Poor's 500 stock index as reported on The Wall Street Journal.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the United States Securities and Exchange Commission (including the staff thereof).

“SIPC” means the Securities Investor Protection Corporation.

“Stockholder Meeting” means the meeting of the holders of Company Common Stock held for the purpose of obtaining the Stockholder Approval, including any postponement or adjournment thereof.

“Straddle Period” means a taxable period beginning on or before and ending after the Closing Date.

“Subsidiary” of any Person means any corporation, partnership, limited liability company, joint venture or other legal entity of which such Person (either directly or through or together with another Subsidiary of such Person) owns 50% or more of the voting stock, value or right to elect directors (or persons holding similar positions) of such corporation, partnership, limited liability company, joint venture or other legal entity. Notwithstanding the foregoing, for the purposes of this Agreement, (i) Realty Capital Securities, LLC, (ii) RCS Advisory Services, LLC and (iii) American National Stock Transfer, LLC shall each be considered a “Subsidiary” of Parent.

“Tax” or “Taxes” means with respect to any Person (i) any and all federal, state, local, foreign and other taxes, customs, duties, governmental fees or other like assessments or charges, including any net income, alternative or add-on minimum, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, capital stock, franchise, profits, license, registration, recording, documentary, intangibles, conveyance, gains, withholding, payroll, employment, social security (or similar), unemployment, disability, excise, severance, stamp, occupation, premium, property (real and personal), environmental, windfall profits or other taxes of any kind imposed by any Taxing Authority, together with any and all interest, penalties, additions to tax and additional amounts imposed by any Taxing Authority responsible for the imposition of any such tax (domestic or foreign) whether such tax is disputed or not and (ii) liability for the payment of any amounts of the type described in clause (i) above relating to any other Person by contract, as a transferee or successor to another Person, or under Treasury Regulations Section 1.1502-6 or any analogous provisions of state, local, foreign or other Tax Law.

8

“Tax Returns” means any and all returns, declarations, forms (including elections, declarations or amendments), claims for refund, or information returns or statements, reports and forms relating to Taxes, including estimated Taxes, filed with any Taxing Authority (including any schedule or attachment thereto), including any amendment thereof.

“Tax Sharing Agreement” means any written or unwritten agreement, indemnity or other arrangement for the allocation or payment of Tax liabilities or payment for Tax benefits between any Company Entity and any Person, or between any Parent Entity and any Person, in both cases other than customary Tax indemnification or other arrangements contained in a commercial agreement entered into in the ordinary course of business the primary purpose of which does not relate to Taxes.

“Taxing Authority” means any Governmental Authority responsible for the imposition of any Tax.

“Termination Payment” means shall mean the Expense Amount or the sum of the Termination Fee and the Expense Amount, as applicable and payable pursuant to Section 8.3.

“Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than (i) in the case of the Company, Parent, Merger Sub or any of their respective Affiliates and (ii) in the case of Parent and Merger Sub, the Company or any of its Affiliates.

“Treasury Regulations” means United States treasury regulations promulgated under the Code.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended.

(b)     The following terms shall have the respective meanings set forth in the Section set forth below opposite such term:

Acceptable Confidentiality Agreement	Section 6.4(h)(i)
Acquisition Proposal	Section 6.4(h)(ii)
Adverse Recommendation Change	Section 6.4(d)
Agreement	Preamble
Alternative Acquisition Agreement	Section 6.4(a)
Book-Entry Share	Section 3.1(b)
Cancelled Shares	Section 3.1(a)(i)
Cash Consideration	Section 3.1(a)(ii)(A)
Cash Conversion Number	Section 3.2(a)
Cash Election	Section 3.1(a)(ii)(A)
Cash Election Number	Section 3.2(b)(i)
Cash Election Shares	Section 3.1(a)(ii)(A)
Certificate	Section 3.1(b)
Certificate of Merger	Section 2.3
Closing	Section 2.2
Closing Date	Section 2.2
Company	Preamble
Company Board	Recitals
Company Common Stock	Recitals

9

Company Disclosure Letter	Article IV
Company Financial Statements	Section 4.7
Company Permits	Section 4.12
Company Recommendation	Section 4.2(a)
Company SEC Documents	Section 4.6(a)
Confidentiality Agreement	Section 6.3(b)
Continuing Employee	Section 6.12(a)
Cutoff Date	Section 4.3(a)
D&O Insurance	Section 6.8(c)
DE Courts	Section 9.11(a)
Effective Time	Section 2.3
Election	Section 3.3(a)
Election Deadline	Section 3.3(d)
Employee Benefit Plan	Section 4.15(a)
Environmental Laws	Section 4.20(a)
Exchange Agent	Section 3.3(d)
Exchange Agent Agreement	Section 3.3(d)
Exchange Fund	Section 3.4
Fairness Opinion	Section 4.27
Form ADVs	Section 4.23(a)
Form BD	Section 4.22(b)
Form of Election	Section 3.3(b)
Form S-4	Section 4.5(b)
Holder	Section 3.3
Initial Negative Consent Notice	Section 6.5(c)
Inquiry	Section 6.4(a)
Insurance Agency	Section 4.24(a)
Interim Period	Section 6.3(a)
Investment Adviser Subsidiary	Section 4.23(a)
Letter of Intent	Section 4.25
Material Contracts	Section 4.14
Materials of Environmental Concern	Section 4.20(b)
Merger	Recitals
Merger Consideration	Section 3.1(a)(ii)
Merger Sub	Preamble
New Advisor	Section 7.2(f)
Non-Electing Shares	Section 3.1(a)(ii)(C)
Notice of Superior Proposal	Section 6.4(e)
Outside Date	Section 8.1(b)(i)
Parent	Preamble
Parent Class B Common Stock	Section 5.3(a)
Parent Common Stock	Section 3.1(a)(ii)(B)
Parent Disclosure Letter	Article V
Parent Financial Statements	Section 5.7
Parent Preferred Stock	Section 5.3(a)
Proxy Statement/Prospectus	Section 4.5(b)
SC Financial Advisor	Section 4.27
Securities Corp	Section 4.22(a)
Special Committee	Recitals
Stock Consideration	Section 3.1(a)(ii)(B)
Stock Election	Section 3.1(a)(ii)(B)

10

Stock Election Shares	Section 3.1(a)(ii)(B)
Stockholder Approval	Section 4.2(b)
Superior Proposal	Section 6.4(h)(ii)
Surviving Entity	Section 2.1
Termination Fee	Section 8.3(a)(i)
Transfer Taxes	Section 8.7
TTM Advisors	Section 7.2(f)
TTM Concessions	Section 7.2(f)
Voting Agreement	Recitals

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ARTICLE II

THE MERGER

Section 2.1.          The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL and the DLLCA, at the Effective Time, Merger Sub shall merge with and into the Company, whereupon the separate existence of Merger Sub shall cease, and the Company shall continue as the surviving entity in the Merger and a wholly-owned subsidiary of Parent (the “Surviving Entity ”) and shall be governed by the laws of the State of Delaware. The Merger shall have the effects specified in the DGCL, the DLLCA and this Agreement. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, the Surviving Entity shall possess all of the properties, rights, titles, interests, privileges, powers and franchises of the Company and Merger Sub, and shall be liable and responsible for all of the claims, Liens, liabilities and obligations of the Company and Merger Sub.

Section 2.2.          Closing. The closing of the Merger (the “Closing ”) shall occur at 10:00 a.m. (Eastern time), on the third (3rd) Business Day after all of the conditions set forth in Article VII (other than those conditions that by their terms are required to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions) shall have been satisfied or waived by the party entitled to the benefit of the same or such other time and date as shall be agreed upon by the parties hereto. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date .” The Closing shall take place at the offices of Proskauer Rose LLP, Eleven Times Square, New York, New York, 10036, or at such other place as agreed to by the parties hereto.

Section 2.3.          Effective Time. Prior to the Closing, Parent shall prepare and, on the Closing Date, the Company, Parent and Merger Sub shall (a) cause a certificate of merger with respect to the Merger (the “Certificate of Merger ”) to be duly executed and filed with the Delaware Secretary as provided under the DGCL and the DLLCA and (b) make any other filings, recordings or publications required to be made by the Company or Merger Sub under the DGCL or the DLLCA in connection with the Merger. The Merger shall become effective on such date and at such time as the Certificate of Merger shall have been duly filed with the Delaware Secretary on the Closing Date or on such later date and time (not to exceed thirty (30) days from the date the Certificate of Merger is duly filed with the Delaware Secretary) as shall be agreed to by the Company and Parent and specified in the Certificate of Merger (the date and time the Merger becomes effective being referred to herein as, the “Effective Time ”).

Section 2.4.          Organizational Documents of the Surviving Entity. Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, without any further action on the part of the Company or Merger Sub, the certificate of incorporation and the by-laws of the Company, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation and the by-laws of the Surviving Entity, until thereafter amended in accordance with applicable Law and the applicable provisions of such certificate of incorporation and by-laws.

Section 2.5.          Directors and Officers. Unless otherwise determined by Parent prior to the Effective Time, the directors and officers or managers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Entity as of the Effective Time until the earlier of their death, resignation or removal or until their respective successors are duly elected or appointed (as the case may be) and qualified.

Section 2.6.          Subsequent Actions. If at any time after the Effective Time the Surviving Entity shall determine, in its sole and absolute discretion, that any actions are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Entity its right, title or interest in, to or under any of the rights or properties of the Company acquired or to be acquired by the Surviving Entity as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the directors and officers of the Surviving Entity shall be authorized to take all such actions as may be necessary or desirable to vest all right, title or interest in, to or under such rights or properties in the Surviving Entity or otherwise to carry out this Agreement.

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ARTICLE III

EFFECT OF THE MERGER

Section 3.1.          Effect of the Merger.

(a)     At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holder of any securities of the Company, Parent or Merger Sub:

(i)          Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is held by any wholly-owned Subsidiary of the Company, by Parent or by any wholly-owned Subsidiary of Parent shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be paid with respect thereto (the “Cancelled Shares ”).

(ii)         Subject to Sections 3.1(d) and 3.2, each share of Company Common Stock (including each share of Company Restricted Stock, each share of Company Common Stock under the Company 401(k) Plan and each share of Company Common Stock issued upon exercise of Company Options) issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares) shall no longer be outstanding and shall automatically be cancelled and retired and converted, at the election of the holder thereof in accordance with the procedures set forth in Section 3.3, into (and thereafter represent only) the right to receive the following consideration (collectively, the “Merger Consideration ”), in each case without interest and subject to any required Tax withholding:

(A)	Subject to Section 3.2(b), for each share of Company Common Stock with respect to which an election to receive cash has been effectively made and not revoked or deemed revoked pursuant to this Article III (a “Cash Election ”), an amount in cash (the “Cash Consideration ”) equal to the Per Share Cash Amount (such shares, collectively, the “Cash Election Shares ”);

(B)	For each share of Company Common Stock with respect to which an election to receive validly issued, fully paid and non-assessable shares of Class A common stock, par value $0.001 per share, of Parent (the “Parent Common Stock ”) has been effectively made and not revoked or deemed revoked pursuant to this Article III (a “Stock Election ”), a number of shares of Parent Common Stock equal to the Per Share Stock Amount, subject to adjustment in accordance with Section 3.14 (the “Stock Consideration ”; such shares, collectively, the “Stock Election Shares ”); and

(C)	For each share of Company Common Stock other than Cash Election Shares and Stock Election Shares (including shares of Company Common Stock for which no Election or proper Election is received on or prior to the Election Deadline) (collectively, the “Non-Electing Shares ”), such Stock Consideration as is determined in accordance with Section 3.2(b).

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(b)          All shares of Company Common Stock (including each share of Company Restricted Stock, each share of Company Common Stock under the Company 401(k) Plan and each share of Company Common Stock issued upon exercise of Company Options), when so converted pursuant to Section 3.1(a), shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate (a “Certificate ”) or book-entry share registered in the transfer books of the Company (a “Book-Entry Share ”) that immediately prior to the Effective Time represented such shares of Company Common Stock shall cease to have any rights with respect to such Company Common Stock other than the right to receive the Merger Consideration in accordance with Section 3.5, including the right, if any, to receive, pursuant to Section 3.14, cash in lieu of fractional Stock Election Shares, together with the amounts, if any, payable pursuant to Section 3.7.

(c)          All membership interests of Merger Sub issued and outstanding immediately prior to the Effective Time, in the aggregate, shall be converted into and become 100 shares of newly issued common stock of the Surviving Entity, which shall constitute the only outstanding shares of capital stock of the Surviving Entity.

(d)          Without limiting the other provisions of this Agreement and subject to Section 6.1(b), if at any time during the period between the date of this Agreement and the Effective Time, the Company should split, combine or otherwise reclassify the Company Common Stock, or make a dividend or other distribution in shares of Company Common Stock, (including any dividend or other distribution of securities convertible into or exchangeable for Company Common Stock), or engage in a reclassification, reorganization, recapitalization, share exchange or other like change, then (without limiting any other rights of the Parent Entities hereunder), the Merger Consideration, as applicable, shall be ratably adjusted to reflect fully the effect of any such change. If at any time during the period between the date of this Agreement and the Effective Time, Parent should split, combine or otherwise reclassify the Parent Common Stock, or make a distribution in shares of Parent Common Stock (including any dividend or other distribution of securities convertible into or exchangeable for Parent Common Stock), or engage in a reclassification, reorganization, recapitalization, share exchange or other like change, then the Merger Consideration, as applicable, shall be ratably adjusted to reflect fully the effect of any such change.

Section 3.2.          Payment.

(a)          Notwithstanding any other provision contained in this Agreement, the maximum number of shares of Company Common Stock (including each share of Company Restricted Stock, each share of Company Common Stock under the Company 401(k) Plan and each share of Company Common Stock issued upon exercise of Company Options) that may be converted into the right to receive the Cash Consideration pursuant to Section 3.1(a)(ii)(A) shall not exceed the Cash Conversion Number. The “Cash Conversion Number ” shall be an amount equal to the quotient (rounded down to the nearest whole share) of (i) $31,523,245 divided by (ii) the Per Share Cash Amount.

(b)          Within two (2) Business Days after the Effective Time, Parent shall instruct the Exchange Agent to effect the allocation among former holders of Company Common Stock (including each share of Company Restricted Stock, each share of Company Common Stock under the Company 401(k) Plan and each share of Company Common Stock issued upon exercise of Company Options) of rights to receive the Cash Consideration and the Stock Consideration as follows:

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(i)          If the aggregate number of Cash Election Shares (the “Cash Election Number ”) exceeds the Cash Conversion Number, then all Stock Election Shares and all Non-Electing Shares shall be converted into the right to receive the Stock Consideration, and the Cash Election Shares will be converted into the right to receive the Cash Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (A) the number of Cash Election Shares held by each holder thereof by (B) a fraction, the numerator of which is the Cash Conversion Number and the denominator of which is the Cash Election Number (with the Exchange Agent to determine, consistent with Section 3.2(a), whether fractions of Cash Election Shares shall be rounded up or down), with the remaining number of such holder’s Cash Election Shares being deemed for all purposes of this Agreement to be Stock Election Shares and converted into the right to receive the Stock Consideration; and

(ii)         If the Cash Election Number is less than or equal to the Cash Conversion Number, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and the Non-Electing Shares and Stock Election Shares shall be converted into the right to receive the Stock Consideration.

Section 3.3.          Election Procedures . Each holder of record of shares of Company Common Stock (including each share of Company Restricted Stock, each share of Company Common Stock under the Company 401(k) Plan and each share of Company Common Stock issued upon exercise of Company Options) issued and outstanding immediately prior to the Effective Time (a “Holder ”), shall have the right, subject to the limitations set forth in this Article III, to submit an election on or prior to the Election Deadline in accordance with the following procedures:

(a)          Each Holder may specify in a written request made in accordance with the provisions of this Section 3.3 (herein called an “Election ”) (i) the number of shares of Company Common Stock owned by such Holder with respect to which such Holder desires to make a Stock Election and (ii) the number of shares of Company Common Stock owned by such Holder with respect to which such Holder desires to make a Cash Election.

(b)          Parent shall prepare a form reasonably acceptable to the Company (the “Form of Election ”), which shall be mailed or caused to be mailed by the Company to the Holders so as to permit them to exercise their right to make an Election prior to the Election Deadline in accordance with this Section 3.3.

(c)          At the time of mailing the Proxy Statement/Prospectus, the Company shall mail or cause to be mailed the Form of Election to holders of Company Common Stock entitled to vote at the Stockholder Meeting and shall thereafter use its reasonable best efforts to make available as promptly as possible a Form of Election to all Persons who become holders of shares of Company Common Stock during the period following the record date for the Stockholder Meeting and prior to the Election Deadline.

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(d)          Any Election shall have been made properly only if the Person authorized to receive Elections and to act as exchange agent under this Agreement, which Person shall be a bank or trust company selected by Parent and reasonably acceptable to the Company (the “Exchange Agent ”), pursuant to an agreement (the “Exchange Agent Agreement ”) entered into prior to the mailing of the Form of Election to Company stockholders, shall have received, by the Election Deadline, a Form of Election properly completed and signed and accompanied by Certificates representing the shares of Company Common Stock to which such Form of Election relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of the Company or by an appropriate customary guarantee of delivery of such Certificates, as set forth in such Form of Election, from a firm that is an “eligible guarantor institution” (as defined in Rule 17Ad-15 under the 1934 Act); provided, that such Certificates are in fact delivered to the Exchange Agent by the time required in such guarantee of delivery, and, in the case of Book-Entry Shares, any additional documents specified in the procedures set forth in the Form of Election. Failure to deliver shares of Company Common Stock covered by such a guarantee of delivery within the time set forth in such guarantee shall be deemed to invalidate any otherwise properly made Election, unless otherwise determined by Parent, in its sole and absolute discretion. As used herein, unless otherwise agreed in advance by the Company and Parent, “Election Deadline ” means 5:00 p.m. local time (in the city in which the principal office of the Exchange Agent is located) on the later of (i) the date immediately prior to the date of the Stockholder Meeting and (ii) the date that Parent and the Company shall agree is five (5) Business Days prior to the expected Closing Date. The Company and Parent shall cooperate to issue a press release reasonably satisfactory to each of them announcing the anticipated date of the Election Deadline not more than fifteen (15) Business Days before, and at least five (5) Business Days prior to, the Election Deadline. If the Closing is delayed to a subsequent date, the Election Deadline shall be similarly delayed and the Company and Parent shall cooperate to promptly publicly announce such rescheduled Election Deadline and Closing.

(e)          Any Holder may, at any time prior to the Election Deadline, change or revoke his or her Election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed revised Form of Election or by withdrawal prior to the Election Deadline of his or her Certificates, or of the guarantee of delivery of such Certificates, or any documents in respect of Book-Entry Shares, previously deposited with the Exchange Agent. All Elections shall be automatically deemed revoked upon receipt by the Exchange Agent of written notification from Parent or the Company that this Agreement has been terminated in accordance with Article VIII. Subject to the terms of the Exchange Agent Agreement, if Parent shall determine in its reasonable discretion that any Election is not properly made with respect to any shares of Company Common Stock (neither Parent nor the Company nor the Exchange Agent being under any duty to notify any holder thereof of any such defect), such Election shall be deemed ineffective, and the shares of Company Common Stock covered by such Election shall, for purposes hereof, be deemed to be Non-Electing Shares, unless a proper Election is thereafter timely made with respect to such shares.

(f)          Subject to the terms of the Exchange Agent Agreement, Parent and the Company, in the exercise of their reasonable discretion, shall have the joint right to make all determinations, not inconsistent with the terms of this Agreement, governing (i) the manner and extent to which Elections are to be taken into account in making the determinations prescribed by Section 3.2, (ii) the issuance and delivery of certificates representing the number of shares of Parent Common Stock into which shares of Company Common Stock are converted into the right to receive in the Merger and (iii) the method of payment of cash for shares of Company Common Stock converted into the right to receive the Cash Consideration and cash in lieu of fractional shares of Parent Common Stock.

Section 3.4.          Deposit of Merger Consideration . At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent for the benefit of the holders of shares of Company Common Stock, at the Effective Time, for exchange in accordance with this Article III, (a) evidence of Parent Common Stock in book-entry form issuable pursuant to Section 3.1(a) equal to the aggregate Stock Consideration and (b) immediately available funds equal to the aggregate Cash Consideration (together with, to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 3.14) (collectively, the “Exchange Fund ”) and Parent shall instruct the Exchange Agent to timely pay the Cash Consideration, and cash in lieu of fractional shares, in accordance with this Agreement. The cash portion of the Exchange Fund shall be invested by the Exchange Agent as directed by Parent or the Surviving Entity. Interest and other income on the Exchange Fund shall be the sole and exclusive property of Parent and the Surviving Entity and shall be paid to Parent or the Surviving Entity, as Parent directs. No investment of the Exchange Fund shall relieve Parent, the Surviving Entity or the Exchange Agent from making the payments required by this Article III, and in the event of any losses from any such investment, Parent shall promptly provide additional funds to the Exchange Agent to the extent necessary to satisfy Parent’s payment obligations hereunder for the benefit of the holders of shares of Company Common Stock at the Effective Time, which additional funds will be deemed to be part of the Exchange Fund.

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Section 3.5.          Delivery of Merger Consideration . As soon as reasonably practicable after the Effective Time and in any event not later than the second (2nd) Business Day following the Effective Time, the Exchange Agent shall mail to each Holder a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass, only upon proper delivery of the Certificates or Book-Entry Shares to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the Merger Consideration. Upon proper surrender of a Certificate or Book-Entry Share for exchange and cancellation to the Exchange Agent, together with a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the Merger Consideration (which, to the extent of any Stock Consideration, shall be in non-certificated book-entry form) in respect of the shares of Company Common Stock formerly represented by such Certificate or Book-Entry Share and such Certificate or Book-Entry Share so surrendered shall forthwith be cancelled. No interest will be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration payable upon the surrender of the Certificates or Book-Entry Shares.

Section 3.6.          Share Transfer Books . At the Effective Time, the share transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers of shares of Company Common Stock. From and after the Effective Time, Persons who held shares of Company Common Stock immediately prior to the Effective Time shall cease to have rights with respect to such shares, except as otherwise provided for herein. On or after the Effective Time, any Certificates presented to the Exchange Agent or the Surviving Entity for any reason, or any Book-Entry Shares for which transfer is sought for any reason, shall be cancelled and exchanged for the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby.

Section 3.7.          Dividends with Respect to Parent Common Stock . No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock issuable hereunder, and all such dividends and other distributions shall be paid by Parent to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate (or affidavit of loss in lieu thereof) in accordance with this Agreement. Subject to applicable Laws, following surrender of any such Certificate (or affidavit of loss in lieu thereof) there shall be paid to the holder thereof, without interest and subject to any required Tax withholding, (a) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Parent Common Stock to which such holder is entitled pursuant to this Agreement and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such shares of Parent Common Stock.

Section 3.8.          Termination of Exchange Fund . Any portion of the Exchange Fund (including any interest and other income received with respect thereto) which remains undistributed to the former holders of shares of Company Common Stock on the first (1st) anniversary of the Effective Time shall be delivered to Parent, upon demand, and any former holders of shares of Company Common Stock who have not theretofore received any Merger Consideration (including any cash in lieu of fractional shares and any applicable dividends or other distributions with respect to Parent Common Stock) to which they are entitled under this Article III shall thereafter look only to Parent and the Surviving Entity for payment of the Merger Consideration with respect thereto.

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Section 3.9.          No Liability . Notwithstanding Section 3.8, none of Parent, Merger Sub, the Company, the Surviving Entity or the Exchange Agent, or any employee, officer, director, agent or Affiliate of any of them, shall be liable to any holder of shares of Company Common Stock in respect of any cash that would have otherwise been payable in respect of any Certificate or Book-Entry Share from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by holders of any such shares immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Surviving Entity, free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.

Section 3.10.        Company Restricted Stock. Immediately prior to the Effective Time, any then-outstanding shares of Company Restricted Stock shall become fully vested and the Company shall be entitled to deduct and withhold such number of shares of Company Common Stock otherwise deliverable upon such acceleration to satisfy any applicable income and employment withholding Taxes (assuming a fair market value of a share of Company Common Stock equal to the closing price of the Company Common Stock on the last completed trading day immediately prior to the Closing). All shares of Company Common Stock then-outstanding as a result of the full vesting of the shares of Company Restricted Stock and following the satisfaction of any applicable income and employment withholding Taxes shall have the right to receive the Merger Consideration in accordance with the terms and conditions of this Agreement. Notwithstanding anything to the contrary contained herein, prior to the Effective Time, the Company shall, in consultation with Parent, take all actions necessary to effectuate the provisions of this Section 3.10

Section 3.11.        Withholding Rights . Each of Parent, Merger Sub, the Surviving Entity and the Exchange Agent, as applicable, shall be entitled to deduct and withhold from the Merger Consideration and any other amounts or property otherwise payable or distributable pursuant to this Agreement such amounts or property (or portions thereof) as Parent, Merger Sub, the Surviving Entity or the Exchange Agent, as applicable, is required to deduct and withhold with respect to the making of such payment or distribution under the Code, and the rules and regulations promulgated thereunder, or any provision of applicable Tax Law. To the extent that amounts are so deducted or withheld and paid over to the appropriate Governmental Authority by Parent, Merger Sub, the Surviving Entity or the Exchange Agent, as applicable, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by Parent, Merger Sub, the Surviving Entity or the Exchange Agent, as applicable.

Section 3.12.        Lost Certificates . If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Entity, the posting by such Person of a bond in such reasonable amount as the Surviving Entity may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which the holder thereof is entitled pursuant to this Article III.

Section 3.13.        Appraisal Rights . Section 262 of the DGCL is not applicable to the Merger or the transactions contemplated by this Agreement.

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Section 3.14.         Fractional Shares . No certificate or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates or with respect to Book-Entry Shares, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock shall receive (aggregating for this purpose all the shares of Parent Common Stock such holder is entitled to receive hereunder), in lieu thereof, cash, without interest and subject to any required Tax withholding, in an amount equal to the product of (a) such fractional part of a share of Parent Common Stock, multiplied by (b) the Per Share Cash Amount.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF THE COMPANY

Except (a) as set forth in the disclosure letter that has been prepared by the Company and delivered by the Company to Parent in connection with the execution and delivery of this Agreement (the “Company Disclosure Letter ”) (it being agreed that disclosure of any item in any Section of the Company Disclosure Letter with respect to any Section or subsection of Article IV of this Agreement shall be deemed disclosed with respect to any other Section or subsection of Article IV of this Agreement to the extent such relationship is reasonably apparent on its face), or (b) as disclosed in publicly available Recent SEC Reports (excluding any risk factor disclosures contained in such reports under the heading “Risk Factors” and any disclosure of risks or other matters included in any “forward-looking statements” disclaimer or other statements that are cautionary, predictive or forward-looking in nature, and provided that no disclosure set forth in any Recent SEC Reports shall be deemed to modify or qualify the representations and warranties set forth in with Sections 4.1, 4.2, 4.3, 4.4 or 4.26 herein), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 4.1.          Organization and Qualification, Organizational Documents.

(a)     Each Company Entity is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite corporate or equivalent power and authority to own, lease and operate its properties as it now does and to carry on its business as it is presently being conducted, except, with respect only to each Subsidiary of the Company that would not constitute a “significant subsidiary” (as defined in Rule 1-02 of Regulation S-X), for such failures to be so organized, in good standing or have certain power and authority that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. Each Company Entity is duly qualified, licensed and in good standing in each other jurisdiction in which it is required to be so, except where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b)     Copies of the articles of incorporation, certificate of incorporation, by-laws and equivalent other organizational documents of each Company Entity, as amended to date, heretofore made available to Parent, are complete and correct, and no amendments thereto are pending. All jurisdictions where each of the Company Entities is qualified to business are set forth on Section 4.1(b) of the Company Disclosure Letter.

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Section 4.2.          Authority.

(a)     The Company Board, acting upon the recommendation of the Special Committee, at a meeting duly called and held, duly and by unanimous vote of all members thereof approved and adopted resolutions (i) authorizing and approving the execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement, (ii) approving and declaring advisable, fair to and in the best interests of the Company and its stockholders this Agreement, the Merger, the Voting Agreement and the other transactions contemplated hereby and thereby, (iii) directing that this Agreement be submitted for approval by the stockholders of the Company and (iv) recommending that the stockholders of the Company adopt this Agreement (the “Company Recommendation ”).

(b)     The only vote of the holders of any class or series of capital stock of the Company necessary for the Company to approve this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement, including the Merger, is the adoption of this Agreement by the affirmative vote or consent of the holders of a majority of the outstanding shares of Company Common Stock (the “Stockholder Approval ”). The Company has the requisite corporate power and authority to (i) enter into and deliver this Agreement and (ii) perform its obligations under and consummate the transactions contemplated by this Agreement, subject, with respect to this clause (ii), to receipt of the Stockholder Approval. The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated by this Agreement by the Company have been duly and validly authorized by all necessary corporate action on the part of the Company, subject, in the case of filing the Certificate of Merger with the Delaware Secretary and consummating the Merger, to receipt of the Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors’ rights generally and to equitable principles (whether considered in a proceeding in equity or at law).

Section 4.3.          Capital Structure.

(a)     The authorized capital stock of the Company consists of 10,000,000 shares of Company Common Stock. At the close of business on October 25, 2013 (the “Cutoff Date”), (A) (x) 7,096,723 shares of Company Common Stock were issued and outstanding, including 506,794 shares of Company Restricted Stock, and (y) no other shares of capital stock were issued and outstanding, (B) 3,885 shares of capital stock were held in treasury and (C) no shares of capital stock were owned by a Subsidiary of the Company.  At the close of business on the Cutoff Date, 150,000 shares of Company Common Stock were reserved for issuance pursuant to outstanding Company Options, 49,787 shares of Company Common Stock were authorized for issuance under the Company Stock Plans and no shares of Company Common Stock were reserved for issuance under the Company 401(k) Plan. All outstanding shares of Company Common Stock, and all shares of Company Common Stock reserved for issuance as noted in the preceding sentence, when issued in accordance with the respective terms thereof, are or will be duly authorized, validly issued, fully paid and non-assessable.  All securities issued by the Company have been issued in compliance in all material respects with applicable Law.  Each grant of a Company Option was duly authorized no later than the date on which the grant of such Company Option was by its terms to be effective by all necessary corporate action, including, as applicable, approval by the Company Board, or a committee thereof, and any required stockholder approval by the necessary number of votes or written consents, and each Company Option was made in accordance in all material respects with the terms of the applicable Company Stock Plan and applicable Law.

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(b)     Section 4.3(b)(i) of the Company Disclosure Letter sets forth for each holder of Company Restricted Stock outstanding as of the Cutoff Date the name of such holder and the number of shares of outstanding Company Restricted Stock owned by such holder. Section 4.3(b)(ii) of the Company Disclosure Letter sets forth a true and complete list of all Company Options, including the name of each holder of Company Options, the number of shares of Common Stock subject to each such Company Option and the exercise price thereof.

(c)     Except as disclosed on Section 4.3(c) of the Company Disclosure Letter and except for any obligations pursuant to this Agreement or as set forth in subsections (a) and (b) above, (i) the Company does not have any shares of its capital stock issued, outstanding or reserved for issuance and (ii) there are no outstanding subscriptions, options, warrants, calls, convertible or exchangeable securities, phantom stock rights, stock appreciation rights, deferred stock awards, stock-based performance units, profits interests, or other similar rights, agreements, Contracts, undertakings or commitments of any kind relating to capital stock or other equity or voting interests of the Company to which the Company is a party or otherwise obligating the Company to (A) issue, transfer or sell any shares of capital stock or other equity or voting interests of the Company or securities convertible into or exchangeable for such shares or equity or voting interests, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible or exchangeable securities, phantom stock rights, stock appreciation rights, deferred stock awards, stock-based performance units, profits interests, or other similar right, agreement, Contract, undertaking or arrangement or (C) redeem, repurchase, or otherwise acquire any such shares of capital stock or other equity or voting interests.

(d)     The Company has no Indebtedness or other obligations convertible or exchangeable into equity interests or otherwise giving the holders thereof the right to vote (or which are convertible into or exchangeable or exercisable for securities having the right to vote) with the stockholders of any Company Entity on any matter.

(e)     Except for the Voting Agreement and as disclosed in Section 4.3(e) of the Company Disclosure Letter, there are no stockholder agreements, registration rights agreements, voting trusts or other agreements or understandings to which the Company is a party or, to the Company’s knowledge, among any security holders of the Company with respect to securities of the Company, with respect to the voting or registration of the capital stock or other voting or equity interest of the Company or any preemptive rights with respect thereto.

Section 4.4.          Subsidiaries.

(a)     A true and complete list of all of the Company’s Subsidiaries, together with the jurisdiction of organization of each such Subsidiary of the Company and the percentage of outstanding equity of each Subsidiary of the Company owned by the Company and each other Subsidiary of the Company and any other Person, is set forth on Section 4.4(a) of the Company Disclosure Letter. Except as set forth on Section 4.4(a) of the Company Disclosure Letter, the Company owns, directly or indirectly, all of the issued and outstanding capital stock and other ownership interests of each Subsidiary of the Company, free and clear of all Liens. Each share of capital stock of, or other equity interest in, each Subsidiary of the Company is duly authorized, validly issued, fully paid and non-assessable and was issued free of preemptive (or similar) rights. Except for the interests in the Company’s Subsidiaries set forth on Section 4.4(a) of the Company Disclosure Letter, no Company Entity owns, directly or indirectly, any equity interest in or capital stock of any Person.

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(b)     Except as disclosed in Section 4.4(b) of the Company Disclosure Letter, there are no outstanding subscriptions, options, warrants, calls, convertible or exchangeable securities, phantom stock rights, stock appreciation rights, deferred stock awards, stock-based performance units, profits interests, or other similar rights, agreements, Contracts, undertakings or commitments of any kind relating to the issuance of capital stock or other equity or voting interests of any Subsidiary of the Company to which the Company or any of the Company’s Subsidiaries is a party or otherwise obligating the Company or any of the Company’s Subsidiaries to (i) issue, transfer or sell any shares of capital stock or other equity or voting interests of any of the Company’s Subsidiaries or securities convertible into or exchangeable for such shares or equity or voting interests, (ii) grant, extend or enter into any such subscription, option, warrant, call, convertible or exchangeable securities, phantom stock rights, stock appreciation rights, deferred stock awards, stock-based performance units, profits interests, or other similar right, agreement, Contract, undertaking or arrangement or (iii) redeem, repurchase, or otherwise acquire any such shares of capital stock or other equity or voting interests.

(c)     None of the Company’s Subsidiaries have outstanding Indebtedness or other obligations convertible or exchangeable into equity interests or otherwise giving the holders thereof the right to vote (or which are convertible into or exchangeable or exercisable for securities having the right to vote) with the stockholders of the Company or the stockholders of any of the Company’s Subsidiaries on any matter.

(d)     Except as set forth in Section 4.4(d) of the Company Disclosure Letter, there are no stockholder agreements, registration rights agreements, voting trusts or other agreements or understandings to which any of the Company’s Subsidiaries is a party with respect to the voting or registration of the capital stock or other voting or equity interests of any of the Company’s Subsidiaries or any preemptive rights with respect thereto.

Section 4.5.          No Conflicts.

(a)     Except as set forth on Section 4.5(a) of the Company Disclosure Letter and provided that Stockholder Approval is obtained, the execution, delivery and performance of this Agreement will not (i) conflict with the organizational or governing documents of any Company Entity; (ii) conflict with, or result in the breach or termination of, or constitute a default under, or increase the obligations or diminish the rights of any Company Entity under, any Material Contract to which any Company Entity is a party or by which any Company Entity or any of the properties or assets of any Company Entity is bound; (iii) constitute a material violation of any Law, regulation or Order applicable to any Company Entity; or (iv) result in the creation of any material Lien upon any assets or equity interests of any Company Entity.

(b)     Except as set forth on Section 4.5(b) of the Company Disclosure Letter, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority (including with respect to Subsidiaries of the Company), except (i) the filing with the SEC of (A) a proxy statement relating to the Stockholder Meeting (together with any amendments or supplements thereto, the “Proxy Statement/Prospectus”) as part of a registration statement on Form S-4 pursuant to which the offer and sale of shares of Parent Common Stock in the Merger will be registered pursuant to the 1933 Act and in which the proxy statement will be included as a prospectus (together with any amendments or supplements thereto, the “Form S-4 ”), and declaration of effectiveness of the Form S-4, and (B) such reports under, and other compliance with, the 1934 Act and the 1933 Act as may be required in connection with this Agreement, the Merger and the other transactions contemplated hereby, (ii) the due filing of the Certificate of Merger with the Delaware Secretary pursuant to the DGCL and the DLLCA, (iii) the filing with and approval by FINRA of Securities Corp’s Continuing Membership Application, (iv) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws, (v) such filings as may be required in connection with state and local transfer Taxes, (vi) the filing with the SEC of an amended Form ADV of the Investment Adviser Subsidiary reflecting a change in Control Persons (within the meaning of Form ADV) and (vii) where a failure to obtain any such consents, approvals, authorizations or permits, or to make any such filings or notifications, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

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Section 4.6.          SEC Filings.

(a)     The Company has duly filed with or furnished to the SEC, and made available to Parent (including via EDGAR) all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished by the Company since April 1, 2011 under the 1933 Act or 1934 Act, as applicable (collectively, together with any exhibits and schedules thereto or incorporated by reference therein and other information incorporated therein, the “Company SEC Documents”). None of the Company SEC Documents is the subject of an outstanding SEC comment letter or outstanding SEC investigation as of the date hereof.

(b)     As of its filing date (and as of the date of any amendment or superseding filing), each Company SEC Document complied as to form in all material respects with the applicable requirements of the 1933 Act or 1934 Act, as applicable.

(c)     As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, no Subsidiary of the Company is separately subject to the requirement to file reports pursuant to Section 13 or 15(d) of the 1934 Act.

(d)     Since April 1, 2011, the Company has complied in all material respects with the eligibility requirements, rules and regulations of the NYSE MKT.

(e)     The Company Entities have established and maintain a system of disclosure controls and procedures (as defined in Rule 13a-15(e) under the 1934 Act) that are designed to provide reasonable assurance that material information relating to the Company Entities, required to be included in reports under the 1934 Act, is made known to the chief executive officer and chief financial officer of the Company by others within those entities.

(f)      Since April 1, 2011, the Company Entities have established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the 1934 Act) sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to the Company’s auditors and audit committee and, to the Company’s knowledge, the Company’s independent registered public accounting firm has not identified or been made aware of (i) any “significant deficiencies” and “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of the Company’s internal controls and procedures which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a significant role in internal controls.

(g)     Neither the Company nor any of the Company’s Subsidiaries has, since the enactment of the Sarbanes-Oxley Act, made any prohibited loans to any executive officer (as defined in Rule 3b-7 under the 1934 Act) or director of any Company Entity.

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(h)     No Company Entity has any material liability or obligation that could be classified as an “off-balance sheet” arrangement under Item 303 of Regulation S-K promulgated by the SEC.

(i)      As of the date of this Agreement, the Company has less than 300 stockholders of record.

Section 4.7.          Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements, if any, of the Company (the “Company Financial Statements”) included or incorporated by reference in the Company SEC Documents fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end audit adjustments and notes in the case of any unaudited interim financial statements). Except as required by GAAP or as disclosed in the Recent SEC Reports, no Company Entity has, between the last day of its most recently ended fiscal year and the date hereof, made or adopted any material change in its accounting methods, practices or policies in effect on such last day of its most recently ended fiscal year. Since April 1, 2011, no Company Entity has received any written advice or written notification from its independent registered accounting firm that it has used any improper accounting practice that would have the effect of not reflecting or incorrectly reflecting in the financial statements or in the books and records of any Company Entity any properties, assets, liabilities, revenues or expenses in any material respect. Since April 1, 2011, no Company Entity has had any material dispute with any of its auditors regarding accounting matters or policies.

Section 4.8.          Absence of Undisclosed Liabilities. Except as set forth in Section 4.8 of the Company Disclosure Letter and except for matters reflected or reserved against in the most recent consolidated balance sheet of the Company (or the notes thereto) included in the Recent SEC Reports, no Company Entity has any liabilities or obligations except liabilities and obligations that (a) were incurred in the ordinary course of business consistent with past practice since the date of such balance sheet, (b) are incurred in connection with the transactions contemplated by this Agreement or (c) individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.9.          Disclosure Documents.

(a)     None of the information supplied or to be supplied in writing by or on behalf of any Company Entity for inclusion or incorporation by reference in (i) the Form S-4 will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Proxy Statement/Prospectus will, at the date it is first mailed to the stockholders of the Company, at the time of the Stockholder Meeting, at the time the Form S-4 is declared effective by the SEC or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. All documents that the Company is responsible for filing with the SEC in connection with this Agreement, the Merger and the other transactions contemplated hereby, to the extent relating to any Company Entity or other information supplied by or on behalf of any Company Entity for inclusion therein, will comply as to form, in all material respects, with the provisions of the 1933 Act or 1934 Act, as applicable, and the rules and regulations of the SEC thereunder and each such document required to be filed with any Governmental Authority (other than the SEC) will comply in all material respects with the provisions of any applicable Law as to the information required to be contained therein.

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(b)     The representations and warranties contained in this Section 4.9 will not apply to statements or omissions included in the Form S-4 or the Proxy Statement/Prospectus to the extent based upon information supplied to the Company by or on behalf of Parent or Merger Sub.

Section 4.10.         Absence of Certain Changes. Since April 1, 2013, each Company Entity has operated its business in the ordinary course of business consistent with past practice, and, except as set forth on Section 4.10 of the Company Disclosure Letter, there has not been any event, change or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

Section 4.11.         Real Property. No Company Entity owns (or during the past five years has owned) any real property. Section 4.11 of the Company Disclosure Letter contains a list and brief description of all real properties leased by any Company Entity. The Company or one of its Subsidiaries holds a valid leasehold interest in the Leased Real Property. The Leased Real Property is maintained in a state of repair and condition that is consistent with the normal conduct of the Company’s business and is adequate, sufficient and suitable for its present uses and purposes. The Company has made available to Parent true, correct and complete copies of the Real Property Leases in each case, as amended or otherwise modified and in effect.

Section 4.12.         Litigation; Compliance with Laws; Permits and Licenses. Except as set forth on Section 4.12 of the Company Disclosure Letter, there is no material Action pending or, to the Company’s knowledge, threatened, or any Order outstanding, against any Company Entity or its properties or assets. Other than with respect to compliance with labor Laws and Environmental Laws, which compliance is solely addressed in Section 4.18(a) and Section 4.20 respectively, each Company Entity is operating and, since April 1, 2011, has operated its business in compliance in all material respects with all applicable Laws, and neither any Company Entity nor any director or officer of any Company Entity, has received any written notice or otherwise has knowledge of any material violation of any Law. Each Company Entity is in possession of all authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances of any Governmental Authority and accreditation and certification agencies, bodies or other organizations necessary for each Company Entity to lease and operate its properties or to carry on its business substantially as it is being conducted as of the date hereof (the “Company Permits”), and all such Company Permits are valid and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of the Company Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. All applications required to have been filed for the renewal of the Company Permits have been duly filed with the appropriate Governmental Authority, and all other filings required to have been made with respect to such Company Permits have been duly made with the appropriate Governmental Authority, except in each case for failures to file which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. No Company Entity has received any claim or notice nor has any knowledge indicating that any Company Entity is currently not in compliance with the terms of any such Company Permits, except where the failure to be in compliance with the terms of any such Company Permits, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.13.         Taxes. Except as set forth on Section 4.13 of the Company Disclosure Letter:

(a)     All U.S. federal Income Tax Returns and other material Tax Returns required by Law to be filed by any Company Entity have been timely filed with the appropriate Taxing Authority when due, all such Tax Returns were true, correct and complete in all material respects, and all material Taxes payable by any Company Entity that were due and payable prior to the Closing Date (whether or not shown on a return) have been paid within the required time periods, other than those (i) currently payable without penalty or interest, or (ii) being contested in good faith by appropriate proceedings. No claim with respect to material Taxes has been made by a Taxing Authority in a jurisdiction in which any Company Entity does not file Tax Returns that it is or may be subject to Tax in that jurisdiction.

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(b)     All material Taxes that any Company Entity is or has been required by Law to withhold or collect for payment to a Taxing Authority on behalf of another Person, regardless of the characterization by any Company Entity or the payee of the payments giving rise to such requirement or the characterization of the status of the payee as an employee, independent contractor, member or otherwise of any Company Entity, have been duly withheld or collected, and have been paid to the proper Taxing Authority within the time prescribed by applicable Law.

(c)     No Company Entity has in effect as of the date of this Agreement, and will not have in effect as of the Closing Date, any waiver or extension of any statute of limitations, or any closing agreement or similar agreement with any Taxing Authority, with respect to material Taxes.

(d)     There are no material claims pending against any Company Entity, or, to the knowledge of the Company, threatened for past due Taxes. No audits, examinations, investigations or other proceedings in respect of any material Tax of any Company Entity is pending, or has been threatened in writing.

(e)     No Company Entity has participated (within the meaning of Treasury Regulations Section 1.6011-4(e)(3)) in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(f)      There are no Liens for material Taxes upon the assets of any Company Entity other than in respect of any Tax liability not yet due and payable.

(g)     No Company Entity has (i) deferred the payment of material Taxes by the use of the cash, installment or a long-term contract method of accounting, (ii) been required to make an adjustment under section 481 of the Code (or any corresponding or similar provision of state, local or foreign Law) because of a change of method of accounting or (iii) entered into any closing agreement or similar agreement, in each case requiring a payment of material Taxes in a Post-Closing Tax Period.

(h)     No Company Entity will be required to include amounts in income, or exclude items of deduction, after the Closing Date as a result of (i) any intercompany transaction or excess loss account described in the Treasury Regulations promulgated pursuant to Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Law) arising or occurring on or prior to the Closing (ii) any installment sale or open transaction disposition made prior to the Closing or (iii) the receipt of prepaid amounts by any Company Entity prior to the Closing.

(i)      The Company is not a “foreign person” within the meaning of Treasury Regulations Section 1.1445-2.

(j)      No Company Entity has requested, has received or is subject to any written ruling of a Taxing Authority or has entered into any written agreement with a Taxing Authority with respect to any material Taxes.

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(k)     No Company Entity is a party to or is bound by any Tax Sharing Agreement. No Company Entity has been a member of an affiliated group filing a consolidated U.S. federal Income Tax Return other than the Company Federal Tax Group or a combined, consolidated, unitary or other affiliated group for state, local or foreign Tax purposes, and no Company Entity has any liability for the material Taxes of any Person as a transferee or successor, by contract or otherwise, other than customary Tax indemnification or other arrangements contained in a commercial agreement entered into in the ordinary course of business the primary purpose of which does not relate to Taxes.

(l)      No Company Entity has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement.

(m)    No written power of attorney that has been granted by any Company Entity (other than to any Company Entity) currently is in force with respect to any matter relating to material Taxes.

Section 4.14.         Contracts. Section 4.14 of the Company Disclosure Letter contains a true and correct list, by reference to the applicable subsection of this Section 4.14, of the following Contracts to which any Company Entity is a party or by which any Company Entity is bound or any of their respective assets or properties is bound (collectively, the contracts required to be set forth on Section 4.14 of the Company Disclosure Letter, the “Material Contracts”):

(a)     any Contracts required to be filed as an exhibit to the Company’s Annual Report on Form 10-K pursuant to Item 601(b)(2), (4), (9) or (10) of Regulation S-K promulgated by the SEC;

(b)     all selling, distribution, dealer, product or marketing Contracts or similar commission-based Contracts with third parties, all Contracts with Financial Advisors and all Advisory Contracts;

(c)     any Contracts with any current, or containing ongoing obligations to or rights in favor of any former, officer, director, stockholder or Affiliate of any Company Entity;

(d)     any Contracts with any labor or trade union or association or works council representing any employee of any Company Entity;

(e)     any Contracts for correspondent securities clearing, payment and settlement activities;

(f)      any Contracts for joint ventures or similar Contracts involving a sharing of profits or expenses, strategic alliances or partnerships;

(g)     any Contracts relating to the acquisition (by merger, purchase of stock or assets or otherwise) by any Company Entity of any operating business or material assets or the capital stock of any other Person;

(h)     any Contracts relating to the incurrence, assumption or guarantee of any Indebtedness of the Company Entities or imposing a Lien on any of their respective assets;

(i)      any settlement or conciliation agreement with any Person (including any Governmental Authority) currently in effect;

(j)      any Contract or series of related Contracts under which any Company Entity has made loans to any other Person, including loans to Financial Advisors, currently in effect;

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(k)     any Contracts providing for severance, retention, change in control or other similar payments;

(l)      any Contracts under which any Company Entity has ongoing obligations as of the date hereof for the employment of any individual on a full-time, part-time or consulting or other basis providing annual base and bonus compensation in excess of $75,000;

(m)    any outstanding Contracts of guaranty, surety or indemnification, direct or indirect, by any Company Entity, other than third party Contracts entered into in the ordinary course of business consistent with past practice that contain ordinary course indemnification provisions;

(n)     other than selling agreements for the sale and distribution of securities and other financial instruments and products entered into in the ordinary course of business consistent with past practice, any Contracts that contain covenants (including exclusive rights, covenants not to compete and non-solicit agreements) that restrain, restrict, limit or impede the ability of any Company Entity, or that, following the consummation of the transactions contemplated hereby, would restrain, restrict, limit or impede the ability of the Surviving Entity or its Affiliates, to (i) compete in any business or with any Person or in any geographic area, (ii) sell, supply or distribute any service or product (including any “most favored customer” or similar clauses), or (iii) acquire any property (tangible or intangible) from any Person;

(o)     all Real Property Leases and all leases, subleases or other rental agreements under which any Company Entity is a party that call for annual lease payments in excess of $75,000 individually or are otherwise material to the operations of its business;

(p)     any Contracts providing for liquidated damages or similar penalties in the event of a breach that would reasonably be expected to result in a material liability of any Company Entity (or, following the Closing, of the Surviving Entity);

(q)     any Contracts which individually provide for payments to or from any Company Entity of $250,000 or more over any 12-month period; and

(r)      any Contracts that are otherwise material to any Company Entity.

True and complete copies of all Material Contracts (and true and correct summaries of any oral agreements) have been delivered or made available to Parent. Each of the Material Contracts is presently in full force and effect in all material respects in accordance with its terms, and no condition exists that, with notice or lapse of time or both, would constitute a material breach of or material default under any such Contract by any Company Entity or, to the Company’s knowledge, by any other party thereto. No other party to any of the Material Contracts has notified any Company Entity in writing that such party has any defense, setoff or counterclaim under any such Contract or has exercised any option to cancel or terminate, shorten the term of or fail to renew or extend the term of any such Contract. Each Contract to which any Company Entity is a party as of the date hereof that is a “material contract” (as such term is defined in Item 601(b)(1) of Regulation S-K of the SEC) required to be filed with the SEC by the Company or any of its Subsidiaries has been filed with the SEC by the Company in accordance in all material respects with applicable Law.

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Section 4.15.         Employees.

(a)     Section 4.15(a) of the Company Disclosure Letter sets forth a true and complete list of all “employee benefit plans” within the meaning of Section 3(3) of ERISA, and any pension, annuity, retirement, equity-based, stock purchase, savings, profit sharing, severance, medical, dental, health, welfare, or deferred compensation, salary continuation, accident, retention, fringe benefit, tuition, scholarship, relocation, service award, company car, payroll practices, vacation, sick pay, sick leave or paid time off plan, policy or agreement, and any retainer, employment, consultant, bonus, life insurance, disability, group insurance or other compensation, commission, incentive or benefit contract, plan or arrangement, in each case whether written or unwritten, insured or self-insured, or domestic or foreign, with regard to or on behalf of any current or former employee, consultant, independent contractor or director (or any dependent or spouse thereof) of the Company to which any of the Company Entities is a party to or obligated under, or otherwise maintains, contributes (or has undertaken any obligation to contribute) or sponsors (each, an “Employee Benefit Plan”). True and complete copies of all documents embodying and relating to each Employee Benefit Plan have been provided to Parent, including: (i) the two most recent annual reports (Form Series 5500), if any, required under ERISA or the Code in connection with each Employee Benefit Plan; (ii) the two most recent actuarial reports (if applicable) for all Employee Benefit Plans; (iii) the most recent summary plan description, if any, required under ERISA with respect to each Employee Benefit Plan; (iv) all material written contracts, instruments or agreements relating to each Employee Benefit Plan; (v) the most recent IRS determination or opinion letter issued with respect to each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code; and (vi) all filings under the IRS’ Employee Plans Compliance Resolution System Program or any of its predecessors, the U.S. Department of Labor Delinquent Filer Voluntary Program or other government correction program relating to any Employee Benefit Plan.

(b)     No employee of the Company or its Subsidiaries is represented by any union or other collective bargaining agent and no labor union or other collective bargaining agent purports to represent or is attempting to represent any employees of the Company Entities, and there are no collective bargaining or other labor agreements with respect to any such employees.

(c)     Section 4.15(c)(i) of the Company Disclosure Letter contains a true and complete list of the name, title, date of hire, home address and annual compensation (base salary plus bonus) for the past three years of all current employees of the Company as of the date hereof, and, to the extent not provided to Parent in accordance with Section 4.15(a), Section 4.15(c)(ii) of the Company Disclosure Letter contains a description of vacation policies, severance policies, sick leave policies, bonus, incentive compensation and group insurance plans, for the benefit of current or former employees, directors, consultants or independent contractors of the Company.

(d)     Except as set forth on Section 4.15(d)(i) of the Company Disclosure Letter, the transactions contemplated by this Agreement will not trigger (either alone or in connection with any other event, including a termination of service of any current or former employee, consultant, independent contractor or director) or enhance any liability or payments of any kind under any Employee Benefit Plan, or otherwise, including liability for severance pay, termination pay or withdrawal liability, or accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any employee, director, consultant or independent contractor of the Company (or any dependent or spouse thereof). Except as set forth on Section 4.15(d)(ii) of the Company Disclosure Letter, no amount that could be received (whether in cash or property or the vesting of property), as a result of the consummation of the transactions contemplated by this Agreement by any current or former employee, consultant, independent contractor or director (or any dependent or spouse thereof) under any Employee Benefit Plan or otherwise would not be deductible by reason of Section 280G of the Code or would be subject to an excise Tax under Section 4999 of the Code. Except as set forth on Section 4.15(d)(iii) of the Company Disclosure Letter, the Company has no indemnity obligations on or after the Closing for any Taxes imposed under Section 4999 or 409A of the Code. The Company does not provide for any health, disability, or life insurance or other welfare benefits of any kind whatsoever to any current or future retiree or terminated employee (other than benefits under Section 4980B of the Code, Part 6 of Title I of ERISA or as otherwise required by applicable Law).

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(e)     To the knowledge of the Company, the relations between the Company and its employees are good and no current employee of the Company has advised the Company that such employee intends to terminate his or her employment.

(f)      Except as set forth on Section 4.15(f) of the Company Disclosure Letter, no employee has been offered a “stay” bonus or other additional compensation, other than the employee’s regular salary, bonus and other benefits, to remain employed by the Company until the Closing.

(g)     In the last six years, none of the Company or any ERISA Affiliate or any of their respective predecessors has contributed to, contributes to, has been required to contribute to, or otherwise participated in or participates in or in any way, directly or indirectly, has any liability with respect to any plan subject to Section 412 of the Code, Section 302 of ERISA or Title IV or ERISA, including any “multiemployer plan” (within the meaning of Sections 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code) or any single employer pension plan (within the meaning of Section 4001(a)(15) or ERISA) which is subject to Sections 4063, 4064 or 4069 of ERISA.

(h)     Any individual who performs services for the Company Entities and who is not treated as an employee for federal income tax purposes by the Company Entities is not an employee under applicable Law or for any purpose including for tax withholding purposes or Employee Benefit Plan purposes. The Company Entities have no liability by reason of an individual who performs or performed services for the Company Entities in any capacity being improperly excluded from participating in an Employee Benefit Plan. Each employee of the Company Entities has been properly classified as “exempt” or “non-exempt” under applicable Law.

Section 4.16.         Intellectual Property.

(a)     Section 4.16(a) of the Company Disclosure Letter contains a true and complete list of all (i) material Intellectual Property registrations or applications for registration that have been obtained or filed by any Company Entity anywhere in the world and (ii) material unregistered Owned Intellectual Property. To the Company’s knowledge, the Company Entities own and possess all right, title and interest in and to material Owned Intellectual Property free and clear of all Liens, other than Permitted Liens. Section 4.16(a) of the Company Disclosure Letter contains a true and complete list or description of all Licensed Intellectual Property and all Intellectual Property of a third party licensed, sublicensed or used by any Company Entity. To the Company’s knowledge, the Company or one of its Subsidiaries owns or possesses adequate, valid and subsisting licenses or other rights to use, free and clear of any Lien, other than a Permitted Lien, each of the items of Intellectual Property listed on Section 4.16(a) of the Company Disclosure Letter. Section 4.16(a) of the Company Disclosure Letter identifies what is Owned Intellectual Property and what is Licensed Intellectual Property. The consummation of the transactions contemplated hereby will not impair any right to use any Company Intellectual Property owned or used by the Company Entities and, immediately following the Closing, the Surviving Entity and its Subsidiaries will be permitted to use all such Company Intellectual Property to the same extent as the Company Entities immediately prior to the Closing, except as would not reasonably be expected to result in a Company Material Adverse Effect.

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(b)     Except as set forth on Section 4.16(b) of the Company Disclosure Letter: (i) to the Company’s knowledge, there is no violation by others of any right of the Company Entities with respect to any Owned Intellectual Property; (ii) to the Company’s knowledge, none of the Company Entities is infringing upon any Intellectual Property or other rights of any third party; (iii) there are no Actions pending or, to the Company’s knowledge, threatened with respect to clauses (i) and (ii) of this Section 4.16(b), no claim has been received by any Company Entity alleging any such violation, and to the Company’s knowledge, there is no existing fact or circumstance that would be reasonably expected to give rise to any such Actions; (iv) to the knowledge of the Company, no royalty or similar fee of any kind is payable by any Company Entity for the use of any Intellectual Property used in the business of the Company Entities; and (v) none of the Company Entities has granted any Person any interest, as licensee or otherwise, in or to any one or more items of the Owned Intellectual Property. To the knowledge of the Company, the Company or its Subsidiaries own directly, or are entitled to use by valid license or otherwise, all Intellectual Property necessary for or material to the conduct of the business of the Company Entities.

(c)     Except as set forth on Section 4.16(c) of the Company Disclosure Letter, no Company Entity is a party to any material Contract relating to (i) Licensed Intellectual Property or (ii) any material software used in the operation of the business of the Company Entities as currently conducted other than “off-the-shelf” software.

(d)     The IT Systems are adequate for the operation of the business of the Company Entities as currently conducted, except where such failure would not, individually or in the aggregate, be material to the operation of the business of the Company Entities.

Section 4.17.         Insurance. Each of the Company Entities maintains policies of fire and extended coverage and casualty, liability and other forms of insurance in such amounts and against such risks and losses as are reasonable with respect to the business in which any Company Entity is engaged (including, as applicable, fidelity bond and SIPC insurance coverage) and the nature of the property owned or leased by any Company Entity. With respect to each such insurance policy, except as specifically noted in Section 4.17 of the Company Disclosure Letter, (a) such policy is in full force and effect and all premiums due and payable thereon have been paid, (b) to the knowledge of the Company, neither the Company nor any of its Subsidiaries is in breach of or default under such policy and (c) neither the Company nor any of its Subsidiaries has received written notice of any cancellation or termination with respect to any such policy and, to the knowledge of the Company, no such cancellation or termination has been threatened. Section 4.17 of the Company Disclosure Letter contains a complete list of all insurance policies held by each Company Entity and specifies the policy limit, type of coverage, location and value of the property covered, annual premium, premium payment date and expiration date of each of the policies. Except as set forth on Section 4.17 of the Company Disclosure Letter, there is no pending claim by the Company Entities under any insurance policy held by the Company Entities in excess of $50,000.

Section 4.18.         Labor Disagreements. Except as set forth on Section 4.18 of the Company Disclosure Letter, (a) the Company is in compliance in all material respects with all applicable Laws regarding employment and employment practices, terms and conditions of employment and wages and hours, workers’ compensation, worker safety, civil rights, discrimination, immigration, collective bargaining, and the WARN Act, and, to the knowledge of the Company, the Company is not engaged in any unfair labor practice within the meaning of the National Labor Relations Act; and (b) no Company Entity has received written notice, or otherwise has knowledge, of any material claims of harassment, discrimination, retaliatory act or similar actions against any employee, officer or director of any Company Entity in such capacity at any time during the past two years. To the Company’s knowledge, no employees of any Company Entity is in any material respect in violation of any term of any employment contract, non-disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company Entities because of the nature of the business conducted by the Company Entities.

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Section 4.19.         Benefit Plans.

(a)     Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, (i) each Employee Benefit Plan complies and has been maintained and operated in compliance with its terms and applicable Law, including ERISA, the Code and all laws and regulations of any foreign jurisdiction applicable to it, (ii) all payments required by any Employee Benefit Plan, any collective bargaining agreement or other agreement, or by any applicable United States federal or state Law or applicable Law of any foreign jurisdiction, with respect to all periods through the date of this Agreement have been made, (iii) no claim, lawsuit, arbitration or other action (whether brought by a Governmental Authority or otherwise) is pending or, to the Company’s knowledge, threatened or is anticipated against any of the Employee Benefit Plans (other than non-material routine claims for benefits, and appeals of such claims) any trustee or fiduciaries thereof, any ERISA Affiliate, any current or former employee, consultant, independent contractor or director of the Company, (iv) no “prohibited transaction” within the meaning of Section 4975 of the Code and Section 406 of ERISA has occurred or is expected to occur with respect to any Employee Benefit Plan and (v) no Employee Benefit Plan is under, and the Company has not received any written notice, or otherwise has any knowledge, of an audit or investigation by the IRS, the U.S. Department of Labor or any other Governmental Authority, and no such completed audit, if any, has resulted in the imposition of any Tax or penalty. Each Employee Benefit Plan intended to qualify under Section 401(a) of the Code (all of which are set forth on Section 4.15(a) of the Company Disclosure Letter) is qualified and has received a determination letter from the IRS upon which it may rely to the effect that it is qualified under Section 401 of the Code, and any trust maintained pursuant thereto is exempt from federal income taxation under Section 501 of the Code and, to the Company’s knowledge, nothing has occurred, whether by action or failure to act, that caused or could cause the loss of such qualification or exemption or the imposition of any penalty or Tax liability.

(b)     None of the Company, any ERISA Affiliate, or any employee, officer or director of the Company has made any promises or commitments, whether legally binding or not, to create any additional Employee Benefit Plan, agreement or arrangement, or to modify or change in any material way any existing Employee Benefit Plan.

(c)     Except as set forth on Section 4.19(c) of the Company Disclosure Letter, the Company has no unfunded liabilities pursuant to any Employee Benefit Plan that is not intended to be qualified under Section 401(a) of the Code and is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA, a nonqualified deferred compensation plan or an excess benefit plan. Each Employee Benefit Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) has been operated and administered in compliance with Section 409A of the Code.

(d)     Each Company Option (i) has an exercise price at least equal to the fair market value of Company Common Stock on a date no earlier than the date of the corporate action authorizing the grant, (ii) no Company Option has had its exercise date or grant date delayed or “back-dated,” and (iii) all Company Options have been issued in compliance with all applicable Laws and properly accounted for in all material respects in accordance with GAAP.

(e)     No Employee Benefit Plan is mandated by a government other than the United States or is subject to the Laws of a jurisdiction outside of the United States.

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Section 4.20.         Environmental Matters.

(a)     All Company Entities are and, to the Company’s knowledge, have been in compliance in all material respects with all applicable Environmental Laws. “Environmental Laws” means Laws relating to pollution, the protection of human health, safety or the environment, including laws relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern. “Materials of Environmental Concern” means chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, radiation (including radio-frequency radiation), and any other chemicals, materials or substances regulated as hazardous or toxic under any applicable Environmental Laws.

(b)     To the Company’s knowledge, there are no past or present actions, activities, circumstances, conditions, events or incidents, including the release or potential release, emission, discharge or disposal of any Material of Environmental Concern, that could reasonably be expected to form the basis of any material claim against or violation by any Company Entity, or against any Person whose liability for any claim or violation a Company Entity has retained or assumed either contractually or by operation of Law.

(c)     To the Company’s knowledge, no Company Entity has generated, stored, transported, treated, disposed or arranged for the treatment, transportation, storage or disposal of Materials of Environmental Concern, except (i) for such materials in cleaning fluids, solvents and other similar substances contained in widely used office supplies, (ii) in compliance in all material respects with Environmental Laws or (iii) in a manner or to a location that could not reasonably be expected to give rise to material liability under any Environmental Law.

Section 4.21.         Affiliate Transactions. Except as set forth in Section 4.21 of the Company Disclosure Letter, there are, and since April 1, 2011 through the date of this Agreement there have been, no transactions, agreements, arrangements or understandings between any Company Entity, on the one hand, and any Affiliates (other than any wholly-owned Subsidiaries) of the Company or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC.

Section 4.22.         Broker-Dealer Matters.

(a)     Investors Capital Corporation (“Securities Corp ”) is, and at all times has been, duly registered, licensed or qualified as a broker-dealer under the 1934 Act and in each jurisdiction where the conduct of the business requires such registration, licensing or qualification, and is, and at all times has been, in compliance in all material respects with all applicable Laws requiring any such registration, licensing or qualification and is not subject to any material liability or material impediment to the conduct of its business by reason of the failure to be so registered, licensed or qualified.

(b)     Copies of the Uniform Application for Broker-Dealer Registration on Form BD of Securities Corp on file with the SEC, reflecting all amendments thereof that are in effect as of the date of this Agreement (the “Form BD ”), and all FOCUS reports, amendments and updates for the period ended September 30, 2013 filed by Securities Corp with the SEC, have been made available to Parent prior to the date of this Agreement. Such forms are in compliance in all material respects with the applicable requirements of the 1934 Act.

(c)     Securities Corp is a member in good standing of FINRA and each other Governmental Authority where the conduct of its business requires membership or association.

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(d)     Securities Corp has established, maintains and enforces written compliance, supervisory and control policies and procedures in compliance with applicable Laws, including FINRA Rules 3010 and 3012 and Section 15(g) of the 1934 Act. Securities Corp has been and remains in compliance in all material respects with such policies and procedures. Complete and correct copies of each of the policies and procedures set forth on Section 4.22(d) of the Company Disclosure Letter have been made available to Parent in the form in effect on the date of this Agreement.

(e)     Each of Securities Corp’s officers, employees and independent contractors who is required to be registered, licensed or qualified with any Governmental Authority as a registered principal or registered representative is duly and properly registered, licensed or qualified as such and has been so registered, licensed or qualified at all times while in the employ or under contract with Securities Corp, and such licenses are in full force and effect, or are in the process of being registered as such within the time periods required by applicable Law, except as the failure to be so registered, licensed or qualified would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

(f)      To the knowledge of the Company, none of Securities Corp, the Company, its Subsidiaries nor any of their respective directors, officers, employees, registered representatives or “associated persons” (as defined in the 1934 Act) is the subject of any material disciplinary proceedings or Orders of any Governmental Authority arising under applicable Laws which would be required to be disclosed on Form BD or Form U4 or U5 of an associated person that are not so disclosed on such Form BD or Form U4 or U5, and no such disciplinary proceeding or Order is pending against Securities Corp, the Company or any Subsidiaries of the Company or threatened against Securities Corp, the Company or any Subsidiaries of the Company or pending or threatened against the other Persons referred to above. Except as disclosed on the Form BD or Form U4 or U5, to the knowledge of the Company, none of Securities Corp, the Company, its Subsidiaries, or their respective directors, officers, employees, registered representatives or associated persons has been permanently enjoined by any Order from engaging or continuing any conduct or practice in connection with any activity or in connection with the purchase or sale of any security. Except as disclosed on the Form BD or Form U4 or U5, to the knowledge of the Company, none of Securities Corp, the Company, its Subsidiaries or their respective directors, officers, employees or associated persons is or has been ineligible to serve as a Broker-Dealer or an associated person of a Broker-Dealer under Section 15(b) of the 1934 Act (including being subject to any “statutory disqualification”, as defined in Section 3(a)(39) of the 1934 Act).

(g)     Securities Corp has duly made or given all material filings, applications, notices and amendments with or to each Governmental Authority that regulates Securities Corp or its business and all such filings, applications, notices and amendments are accurate, complete and up-to-date in all material respects and Securities Corp has received all material consents, Orders, authorizations, permissions, registrations, licenses, approvals, qualifications, designations and declarations necessary in order for it to conduct its business as currently conducted in all material respects.

(h)     The Company has made available to Parent a list of all material customer complaints, including those reportable to FINRA pursuant to FINRA Rule 4530 or on any Form U4, which have been made from April 1, 2011 to the date hereof against the Company, Securities Corp or any of their representatives and which are set forth in Section 4.22(h) of the Company Disclosure Letter. Except as set forth in Section 4.22(h) of the Company Disclosure Letter, as of the date of this Agreement, no material customer complaints reportable pursuant to FINRA Rule 4530 or on Form U4 are pending, or to the Company’s knowledge, threatened.

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(i)      Securities Corp is in compliance with all applicable regulatory net capital requirements and no distribution of cash is required to be made by Securities Corp that will result in Securities Corp not being in compliance with such applicable regulatory net capital requirements. Securities Corp is in compliance in all material respects with all applicable regulatory requirements for the protection of customer or Client funds and securities. Securities Corp has not made any withdrawals from any reserve bank account it is required to maintain pursuant to SEC Rule 15c3-3(e), except as permitted by SEC Rule 15c3-3(g).

(j)      Advisors Direct, Incorporated, a Massachusetts corporation and a wholly-owned Subsidiary of the Company, except as set forth on Section 4.22(j) of the Company Disclosure Letter, has no assets or liabilities, contingent or otherwise, and does not, and, since January 1, 2013, has not conducted any business activities.

Section 4.23.         Investment Adviser Matters.

(a)     A copy of Part 1 and Part 2A of Form ADV of Investors Capital Corporation d/b/a Investors Capital Advisory Services (the “Investment Adviser Subsidiary”) on file with the SEC as of the date of this Agreement (the “Form ADVs”), have been made available to Parent. The Form ADVs comply in all material respects with the applicable requirements of the Investment Advisers Act.

(b)     The Investment Adviser Subsidiary (i) is, and at all times since it commenced investment advisory activities has been, duly registered as an “investment adviser” under the Investment Advisers Act and the Investment Adviser Subsidiary has made state notice filings in each state where the conduct of its investment advisory activities requires such filings, except for any failure to be registered or to have made any filing would not be material, and (ii) is, and at all times has been, in material compliance with all Laws requiring any such registration or filing and is not subject to any material liability or disability by reason of the failure to be so registered or to have made such filings.

(c)     The Investment Adviser Subsidiary has adopted written policies and procedures pursuant to Rule 206(4)-7 under the Investment Advisers Act that are reasonably designed to prevent violations of the Investment Advisers Act. The Investment Adviser Subsidiary has adopted a written code of ethics pursuant to and in accordance with Rule 204A-1 under the Investment Advisers Act. Material exceptions to and material violations of such policies and procedures and code of ethics occurring since April 1, 2011 are set forth on Section 4.23(c) of the Company Disclosure Letter. Complete and correct copies of each of the policies and procedures and code of ethics set forth on Section 4.23(c) of the Company Disclosure Letter have been made available to Parent in the form in effect on the date of this Agreement.

(d)     Neither the Investment Adviser Subsidiary nor, to the knowledge of the Company, any other Person “associated” (as defined in Section 202(a)(17) of the Investment Advisers Act) with the Investment Adviser Subsidiary has been subject to disqualification pursuant to Section 203 of the Investment Advisers Act to serve as an “investment adviser” (as defined under the Investment Advisers Act) or as an associated person of an investment adviser (excluding, in each case, (i) the Investment Adviser Subsidiary or such associated Person to the extent it or such Person has received exemptive relief from the SEC or the consent of the SEC to act as an investment adviser or a person associated with an investment adviser, in either case notwithstanding such disqualification, or (ii) where the period of any disqualification has expired). The facts and circumstances surrounding such disqualification (if any) have been disclosed on the Form ADVs.

(e)     The Investment Adviser Subsidiary has duly made or given all material filings, applications, notices and amendments with or to each Governmental Authority that regulates the Investment Adviser Subsidiary or its business and all such filings, applications, notices and amendments are accurate, complete and up-to-date in all material respects and the Investment Adviser Subsidiary has received all material consents, orders, authorizations, permissions, registrations, licenses, approvals, qualifications, designations and declarations necessary in order for it to conduct its business as currently conducted in all material respects.

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(f)      The Company has made available to Parent a list of all material customer complaints which have been made from April 1, 2011 to the date hereof against the Investment Adviser Subsidiary, or any of the employees of the Investment Adviser Subsidiary, and which are set forth in Section 4.23(f) of the Company Disclosure Letter. Except as set forth in Section 4.23(f) of the Company Disclosure Letter, as of the date of this Agreement, no material customer complaints are pending, nor to the Company’s knowledge, threatened.

(g)     Except as set forth on Section 4.23(g) of the Company Disclosure Letter, no Advisory Contract expressly requires the written consent of any Client for assignment of such Advisory Contract.

Section 4.24.         Insurance Matters.

(a)     ICC Insurance Agency, Inc. (“Insurance Agency ”) (i) is, and at all times has been, duly registered, licensed or qualified as an insurance entity in each jurisdiction where the conduct of the business requires such registration, licensing or qualification, except for any failure to be so registered, licensed or qualified that, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect and (ii) is, and at all times has been, in compliance in all material respects with all applicable Laws requiring any such registration, licensing or qualification and is not subject to any material liability or disability by reason of the failure to be so registered, licensed or qualified.

(b)     Each of Insurance Agency’s officers, employees and independent contractors who is required to be registered, licensed or qualified with any Governmental Authority to conduct the business of Insurance Agency is duly and properly registered, licensed or qualified as such, and has been so registered, licensed or qualified at all times while in the employ or under contract with Insurance Agency, and such licenses are in full force and effect, or are in the process of being registered as such within the time periods required by applicable Law, except as the failure to be so registered, licensed or qualified would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

(c)     Insurance Agency has duly made or given all material filings, applications, notices and amendments with or to each Governmental Authority that regulates Insurance Agency or its business and all such filings, applications, notices and amendments are accurate, complete and up-to-date in all material respects and Insurance Agency has received all material consents, Orders, authorizations, permissions, registrations, licenses, approvals, qualifications, designations and declarations necessary in order for it to conduct its business as currently conducted in all material respects.

(d)     The Company has made available to Parent a list of all material customer complaints, which have been made from April 1, 2011 to the date hereof against the Company, Insurance Agency or any of their representatives and which are set forth in Section 4.24(d) of the Company Disclosure Letter. Except as set forth in Section 4.24(d) of the Company Disclosure Letter, as of the date of this Agreement, no material customer complaints are pending, or to the Company’s knowledge, threatened.

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Section 4.25.         Takeover Laws. No “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation (including Section 203 of the DGCL) enacted under any federal, state, local or foreign Laws applicable to the Company is or will be applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement or to the Letter of Intent, dated October 1, 2013, between Parent and the Company (the “Letter of Intent”). The Company Board has taken all actions so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in Section 203 of the DGCL) do not and will not apply to the execution, delivery or performance of this Agreement, the Voting Agreement, the Letter of Intent or the consummation of the Merger and the other transactions contemplated hereby or thereby.

Section 4.26.         Brokers’ Fees. Except for the SC Financial Advisor, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of any Company Entity who is or might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.

Section 4.27.         Opinion of Financial Advisor. The Special Committee has received the opinion of Cassel Salpeter & Co., LLC, financial advisor to the Special Committee (the “SC Financial Advisor”), to the effect that, as of the date of such opinion, and subject to certain assumptions, qualifications, limitations and other matters set forth in such opinion, the aggregate Merger Consideration to be received by the holders of Company Common Stock in the Merger pursuant to this Agreement is fair to such holders from a financial point of view (such opinion, the “Fairness Opinion”). The SC Financial Advisor has consented to the inclusion of the Fairness Opinion (and a summary thereof, to be reasonably approved by the SC Financial Advisor) in the Proxy Statement/Prospectus.

Section 4.28.         Absence of Certain Payments. During the last three years, none of the Company, any Subsidiary of the Company or any of their respective managers, directors, officers, agents, employees, or Affiliates or any other Persons acting on their behalf have, in their capacity with or on behalf of the Company or any Subsidiary of the Company: (a) used or committed to use any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made or committed to make any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds, (b) accepted or received any unlawful contributions, payments, expenditures or gifts or (c) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

OF PARENT AND MERGER SUB

Except (a) as set forth in the disclosure letter that has been prepared by the Parent Entities and delivered by Parent to the Company in connection with the execution and delivery of this Agreement (the “Parent Disclosure Letter”) (it being agreed that disclosure of any item in any Section of the Parent Disclosure Letter with respect to any Section or subsection of Article V of this Agreement shall be deemed disclosed with respect to any other Section or subsection of Article V of this Agreement to the extent such relationship is reasonably apparent on its face) or (b) as disclosed in publicly available Parent SEC Documents filed with or furnished to, as applicable, the SEC prior to the date of this Agreement (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” and any disclosure of risks or other matters included in any “forward-looking statements” disclaimer or other statements that are cautionary, predictive or forward-looking in nature, and provided that no disclosure set forth in any such Parent SEC Documents shall be deemed to modify or qualify the representations and warranties set forth in Sections 5.1, 5.2, 5.3, 5.4 or 5.10), Parent and Merger Sub represent and warrant to the Company as follows:

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Section 5.1.          Organization and Qualification; Organizational Documents.

(a)     Each Parent Entity is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite corporate or equivalent power and authority to own, lease and operate its properties as it now does and to carry on its business as it is presently being conducted, except, with respect only to each Subsidiary of Parent that would not constitute a “significant subsidiary” (as defined in Rule 1-02 of Regulation S-X), for such failures to be so organized, in good standing or have certain power and authority that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect. Each Parent Entity is duly qualified, licensed and in good standing in each other jurisdiction in which it is required to be so qualified, licensed or in good standing, except where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b)     Complete and correct copies of the articles of incorporation, certificate of incorporation, by-laws and equivalent other organizational documents of each of the Parent Entities, as amended to date, have been made available to the Company, and no amendments thereto are pending as of the date hereof.

(c)     Merger Sub is a newly formed entity that will not have engaged in any activities prior to the Effective Time, other than those related to the transactions contemplated by this Agreement.

Section 5.2.          Authority.

Each of Parent and Merger Sub has all necessary corporate or limited liability company power and corporate or limited liability company authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The board of directors of Parent, at a meeting duly called and held, has adopted resolutions (i) authorizing and approving the execution, delivery and performance of this Agreement and the transactions contemplated hereby, (ii) adopting this Agreement and (iii) approving and declaring advisable, fair to and in the best interests of Parent and its stockholders this Agreement, the Merger, and the other transactions contemplated hereby. Parent, in its capacity as the sole member of Merger Sub, has taken all actions required for the execution of this Agreement by Merger Sub and to adopt and approve this Agreement and to approve the consummation by Merger Sub of the Merger and the other transactions contemplated hereby. No other corporate or limited liability company proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement, to perform their respective obligations hereunder, or to consummate the transactions contemplated hereby (other than the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL and the DLLCA). Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby, including the Merger and issuance of Parent Common Stock as Stock Consideration, requires any approval of the stockholders of Parent. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing.

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Section 5.3.          Capital Structure.

(a)     The authorized capital stock of the Parent consists of (i) 100,000,000 shares of Parent Common Stock, (ii) 100,000,000 shares of Class B common stock, $0.001 par value (the “Parent Class B Common Stock”) and (iii) 100,000,000 shares of preferred stock, $0.001 par value (the “Parent Preferred Stock”). At the close of business on the Cutoff Date, (A) (w) 2,500,000 shares of Parent Common Stock were issued and outstanding, (x) 24,000,000 shares of Parent Class B Common Stock were issued and outstanding, (y) no shares of Parent Preferred Stock were issued and outstanding, and (z) no other shares of capital stock were issued and outstanding, and (B) no shares of capital stock were held in treasury or owned by a Subsidiary of Parent. All of the Parent Class B Common Stock is held by RCAP Holdings, LLC, a Delaware limited liability company. All outstanding shares of Parent Common Stock and Parent Class B Common Stock were duly authorized and validly issued and are fully paid and non-assessable. All securities issued by Parent have been issued in compliance in all material respects with applicable Law. At the close of business on the Cutoff Date, 250,000 shares of Parent Common Stock were reserved for issuance under equity plans adopted by Parent (excluding any such shares issuable upon exchange of operating subsidiary units held by RCAP Holdings, LLC (and cancellation of its corresponding shares of Parent Class B Common Stock)).

(b)     Except as set forth on Section 5.3(b) of the Parent Disclosure Letter and except for any obligations pursuant to this Agreement or as set forth in subsection (a) above, (i) Parent does not have any shares of its capital stock issued, outstanding or reserved for issuance and (ii) there are no outstanding subscriptions, options, warrants, calls, convertible or exchangeable securities, phantom stock rights, stock appreciation rights, deferred stock awards, stock-based performance units, profits interests, or other similar rights, agreements, Contracts, undertakings or commitments of any kind relating to capital stock or other equity or voting interests of Parent to which Parent is a party or otherwise obligating Parent to (A) issue, transfer or sell any shares of capital stock or other equity or voting interests of Parent or securities convertible into or exchangeable for such shares or equity or voting interests, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible or exchangeable securities, phantom stock rights, stock appreciation rights, deferred stock awards, stock-based performance units, profits interests, or other similar right, agreement, Contract, undertaking or arrangement or (C) redeem, repurchase, or otherwise acquire any such shares of capital stock or other equity or voting interests.

(c)     Parent has no Indebtedness or other obligations convertible or exchangeable into equity interests or otherwise giving the holders thereof the right to vote (or which are convertible into or exchangeable or exercisable for securities having the right to vote) with the stockholders of Parent on any matter.

(d)     Except as set forth in the Parent SEC Documents, there are no stockholder agreements, registration rights agreements, voting trusts or other agreements or understandings to which Parent is a party or, to Parent’s knowledge, among any security holders of Parent with respect to securities of Parent, with respect to the voting or registration of the capital stock or other voting or equity interest of Parent or any preemptive rights with respect thereto.

Section 5.4.          Subsidiaries.

(a)     A true and complete list of all of Parent’s Subsidiaries, together with the jurisdiction of organization of each such Subsidiary and the percentage of outstanding equity of each Subsidiary owned by Parent and any other Person, is set forth on Section 5.4(a) of the Parent Disclosure Letter.

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(b)     Except as disclosed in Section 5.4(b) of the Parent Disclosure Letter, there are no outstanding subscriptions, options, warrants, calls, convertible or exchangeable securities, phantom stock rights, stock appreciation rights, deferred stock awards, stock-based performance units, profits interests, or other similar rights, agreements, Contracts, undertakings or commitments of any kind relating to the issuance of capital stock or other equity or voting interests of any Subsidiary of Parent to which Parent or any of Parent’s Subsidiaries is a party or otherwise obligating Parent or any of Parent’s Subsidiaries to (i) issue, transfer or sell any shares of capital stock or other equity or voting interests of any of Parent’s Subsidiaries or securities convertible into or exchangeable for such shares or equity or voting interests, (ii) grant, extend or enter into any such subscription, option, warrant, call, convertible or exchangeable securities, phantom stock rights, stock appreciation rights, deferred stock awards, stock-based performance units, profits interests, or other similar right, agreement, Contract, undertaking or arrangement or (iii) redeem, repurchase, or otherwise acquire any such shares of capital stock or other equity or voting interests.

(c)     None of Parent’s Subsidiaries have outstanding Indebtedness or other obligations convertible or exchangeable into equity interests or otherwise giving the holders thereof the right to vote (or which are convertible into or exchangeable or exercisable for securities having the right to vote) with the stockholders of Parent or the stockholders of any of Parent’s Subsidiaries on any matter.

(d)     Except as set forth in Section 5.4(d) of the Parent Disclosure Letter, there are no stockholder agreements, registration rights agreements, voting trusts or other agreements or understandings to which any of Parent’s Subsidiaries is a party with respect to the voting or registration of the capital stock or other voting or equity interests of any of Parent’s Subsidiaries or any preemptive rights with respect thereto.

Section 5.5.          No Conflicts.

(a)     Except as set forth on Section 5.5(a) of the Parent Disclosure Letter, the execution, delivery and performance of this Agreement by Parent and Merger Sub, as applicable, will not (i) conflict with the organizational or governing documents of any Parent Entity; (ii) conflict with, or result in the breach or termination of, or constitute a default under, or increase the obligations or diminish the rights of any Parent Entity under, any material Contract to which any Parent Entity is a party or by which any Parent Entity or any of the properties or assets of any Parent Entity is bound; (iii) constitute a material violation of any Law, regulation or Order applicable to any Parent Entity; or (iv) result in the creation of any material Lien upon any assets or equity interests of any Parent Entity.

(b)     Except as set forth on Section 5.5(b) of the Parent Disclosure Letter, the execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance of this Agreement by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority (including with respect to Subsidiaries of Parent), except (i) the filing with the SEC of (A) the Form S-4 and declaration of effectiveness of the Form S-4 and (B) such reports under, and other compliance with, the 1934 Act and the 1933 Act as may be required in connection with this Agreement, the Merger and the other transactions contemplated hereby, (ii) the due filing of the Certificate of Merger with the Delaware Secretary pursuant to the DGCL, (iii) the filing with and approval by FINRA of Securities Corp’s Continuing Membership Application, (iv) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws, (v) such filings as may be required in connection with state and local transfer Taxes, (vi) the filing with the SEC of an amended Form ADV of the Investment Adviser Subsidiary reflecting a change in Control Persons (within the meaning of Form ADV) and (vii) where a failure to obtain any such consents, approvals, authorizations or permits, or to make any such filings or notifications, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

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Section 5.6.          SEC Filings.

(a)     Parent has duly filed with or furnished to the SEC, and made available to the Company (including via EDGAR), all Parent SEC Documents. None of the Parent SEC Documents is the subject of an outstanding SEC comment letter or outstanding SEC investigation as of the date hereof.

(b)     As of its filing date (and as of the date of any amendment or superseding filing), each Parent SEC Document complied, and each Parent SEC Document filed subsequent to the date hereof will comply, as to form in all material respects with the applicable requirements of the 1933 Act or 1934 Act, as applicable.

(c)     As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Parent SEC Document did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, no Subsidiary of Parent is separately subject to the requirement to file reports pursuant to Section 13 or 15(d) of the 1934 Act.

(d)     Since June 6, 2013, Parent has complied in all material respects with the applicable listing and corporate governance requirements of the NYSE.

(e)     The Parent Entities have established and maintain a system of disclosure controls and procedures (as defined in Rule 13a-15(e) under the 1934 Act) that are designed to provide reasonable assurance that material information relating to the Parent Entities required to be included in reports under the 1934 Act is made known to the chief executive officer and chief financial officer of Parent by others within those entities.

(f)      The Parent Entities have established and maintain a system of internal controls over financial reporting (as defined in Rule 13a-15 under the 1934 Act) sufficient to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent’s financial statements for external purposes in accordance with GAAP. Parent has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to Parent’s auditors and audit committee and, to Parent’s knowledge, Parent’s independent registered public accounting firm has not identified or been made aware of (i) any “significant deficiencies” and “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of Parent’s internal controls and procedures which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves Parent’s management or other employees who have a significant role in internal controls.

(g)     No Parent Entity has any material liability or obligation that could be classified as an “off-balance sheet” arrangement under Item 303 of Regulation S-K promulgated by the SEC.

Section 5.7.          Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements, if any, of Parent (the “Parent Financial Statements ”) included or incorporated by reference in the Parent SEC Documents fairly present, in all material respects, the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end audit adjustments and notes in the case of any unaudited interim financial statements). Except as required by GAAP or as disclosed in the Parent SEC Documents, no Parent Entity has, between the last day of its most recently ended fiscal year and the date hereof, made or adopted any material change in its accounting methods, practices or policies in effect on such last day of its most recently ended fiscal year. Since June 6, 2013, no Parent Entity has received any written advice or written notification from its independent registered accounting firm that it has used any improper accounting practice that would have the effect of not reflecting or incorrectly reflecting in the financial statements or in the books and records of any Parent Entity any properties, assets, liabilities, revenues or expenses in any material respect. Since June 6, 2013, no Parent Entity has had any material dispute with any of its auditors regarding accounting matters.

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Section 5.8.          Disclosure Documents.

(a)     None of the information supplied or to be supplied in writing by or on behalf of any Parent Entity for inclusion or incorporation by reference in (i) the Form S-4 will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Proxy Statement/Prospectus will, at the date it is first mailed to the stockholders of the Company, at the time of the Stockholder Meeting, at the time the Form S-4 is declared effective by the SEC or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. All documents that Parent is responsible for filing with the SEC in connection with this Agreement, the Merger and the other transactions contemplated hereby, to the extent relating to any Parent Entity or other information supplied by or on behalf of any Parent Entity for inclusion therein, will comply as to form, in all material respects, with the provisions of the 1933 Act or 1934 Act, as applicable, and the rules and regulations of the SEC thereunder and each such document required to be filed with any Governmental Authority (other than the SEC) will comply in all material respects with the provisions of any applicable Law as to the information required to be contained therein.

(b)     The representations and warranties contained in this Section 5.8 will not apply to statements or omissions included in the Form S-4 or the Proxy Statement/Prospectus to the extent based upon information supplied to Parent by or on behalf of any Company Entity.

Section 5.9.          Absence of Certain Changes. Since June 6, 2013, there has not been any event, change or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

Section 5.10.        Litigation; Compliance with Laws. Except as set forth on Section 5.10 of the Parent Disclosure Letter, there is no material Action pending or, to Parent’s knowledge, threatened, or any Order outstanding, against any Parent Entity or any of any Parent Entity’s properties or assets, and, to Parent’s knowledge, there is no basis for future material Actions against any Parent Entity or any of their properties or assets. Each Parent Entity is operating and has at all times operated its business in compliance in all material respects with all applicable Laws, and neither any Parent Entity nor any director or officer of any Parent Entity, has received any written notice or otherwise has knowledge of any material violation of any Law.

Section 5.11.         Taxes. Except as set forth on Section 5.11 of the Parent Disclosure Letter:

(a)     All U.S. federal Income Tax Returns and other material Tax Returns required by Law to be filed by any Parent Entity have been timely filed with the appropriate Taxing Authority when due, all such Tax Returns were true, correct and complete in all material respects, and all material Taxes payable by any Parent Entity that were due and payable prior to the Closing Date (whether or not shown on a return) have been paid within the required time periods, other than those (i) currently payable without penalty or interest, or (ii) being contested in good faith by appropriate proceedings. No claim with respect to material Taxes has been made by a Taxing Authority in a jurisdiction in which any Parent Entity does not file Tax Returns that it is or may be subject to Tax in that jurisdiction.

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(b)     All material Taxes that any Parent Entity is or has been required by Law to withhold or collect for payment to a Taxing Authority on behalf of another Person, regardless of the characterization by any Parent Entity or the payee of the payments giving rise to such requirement or the characterization of the status of the payee as an employee, independent contractor, member or otherwise of any Parent Entity, have been duly withheld or collected, and have been paid to the proper Taxing Authority within the time prescribed by applicable Law.

(c)     No Parent Entity has in effect as of the date of this Agreement, and will not have in effect as of the Closing Date, any waiver or extension of any statute of limitations, or any closing agreement or similar agreement with any Taxing Authority, with respect to material Taxes.

(d)     There are no material claims pending against any Parent Entity or, to the knowledge of Parent, threatened for past due Taxes. No audits, examinations or investigations or other proceedings in respect of any Tax of any Parent Entity is pending, or has been threatened in writing.

(e)     No Parent Entity has participated (within the meaning of Treasury Regulations Section 1.6011-4(e)(3)) in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(f)      There are no material Liens for material Taxes upon the assets of any Parent Entity other than in respect of any Tax liability not yet due and payable.

(g)     No Parent Entity has (i) deferred the payment of material Taxes by the use of the cash, installment or a long-term contract method of accounting, (ii) been required to make an adjustment under Section 481 of the Code (or any corresponding or similar provision of state, local or foreign Law) because of a change of method of accounting or (iii) entered into any closing agreement or similar agreement, in each case requiring a payment of material Taxes in a Post-Closing Tax Period.

(h)     No Parent Entity will be required to include amounts in income, or exclude items of deduction, after the Closing Date as a result of (i) any intercompany transaction or excess loss account described in the Treasury Regulations promulgated pursuant to Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Law) arising or occurring on or prior to the Closing, (ii) any installment sale or open transaction disposition made prior to the Closing or (iii) the receipt of prepaid amounts by any Parent Entity prior to the Closing.

(i)      Parent is not a “foreign person” within the meaning of Treasury Regulations Section 1.1445-2.

(j)      No Parent Entity has requested, has received or is subject to any written ruling of a Taxing Authority or has entered into any written agreement with a Taxing Authority with respect to any material Taxes.

(k)     No Parent Entity is a party to or is bound by any Tax Sharing Agreement. No Parent Entity has been a member of an affiliated group filing a consolidated U.S. federal Income Tax Return other than the Parent Federal Tax Group or a combined, consolidated, unitary or other affiliated group for state, local or foreign Tax purposes, and no Parent Entity has any liability for the material Taxes of any Person as a transferee or successor, by contract or otherwise, other than customary Tax indemnification or other arrangements contained in a commercial agreement entered into in the ordinary course of business the primary purpose of which does not relate to Taxes.

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(l)      No Parent Entity has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement.

(m)    No written power of attorney that has been granted by any Parent Entity (other than to any Parent Entity) currently is in force with respect to any matter relating to Taxes.

Section 5.12.         Certain Contracts.

(a)     Each Contract to which Parent or any of its Subsidiaries is a party as of the date hereof that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (collectively, the “Parent Contracts”) required to be filed with the SEC by Parent or any of its Subsidiaries has been filed with the SEC by Parent in accordance in all material respects with applicable Law.

(b)     Each Parent Contract (i) is valid and binding on Parent or its applicable Subsidiary and, to the knowledge of Parent, the other party thereto, in all material respects, (ii) is enforceable against Parent or its applicable Subsidiary in accordance with its terms in all material respects (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing), and (iii) is in full force and effect in all material respects. Parent and each of its Subsidiaries, as applicable, and, to Parent’s knowledge, each other party thereto has duly performed all material obligations required to be performed by it to date under each Parent Contract. There are no material disputes pending or, to Parent's knowledge, threatened, with respect to any Parent Contract.

Section 5.13.         Brokers’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of any Parent Entity who might be entitled to any fee or commission from Parent or any of its Affiliates in connection with the transactions contemplated by this Agreement.

Section 5.14.         Sufficient Funds. At the Effective Time, Parent and Merger Sub will have available sufficient cash or lines of credit available to pay the Cash Consideration, any cash in lieu of fractional shares of Parent Common Stock pursuant to Section 3.14 and any and all other amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement, including the Merger, and any related fees and expenses.

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ARTICLE VI

COVENANTS AND AGREEMENTS

Section 6.1.          Conduct of Business by the Company. From the date hereof until the Effective Time, the Company shall, and shall cause each Subsidiary of the Company to, except as otherwise expressly permitted by this Agreement, as set forth in Section 6.1 of the Company Disclosure Letter or as required by Law, or to the extent Parent shall otherwise consent in writing prior thereto, conduct its business in the ordinary course consistent with past practice (including with respect to receivables collection and payables payment policies and practices) and, to the extent consistent with and not in violation of any other provisions of this Section 6.1, the Company shall (and shall cause each Subsidiary of the Company to) use its commercially reasonable efforts to (i) preserve substantially intact its present business organization, (ii) maintain in effect all material Company Permits, (iii) keep available the services of its officers and key employees and (iv) subject to the right of contract parties, to exercise applicable rights, maintain satisfactory relationships with its customers, lenders, suppliers and others having material business relationships with it. In addition, from the date hereof until the Effective Time, the Company will provide Parent with reasonable updates regarding material communications with its customers regarding contract status, renewals and terminations unless such communication would violate applicable Law or an existing confidentiality provision in any written agreement between the Company and such customer. Without limiting the generality of the foregoing, from the date hereof until the Effective Time, except as otherwise expressly permitted by this Agreement, as set forth in Section 6.1 of the Company Disclosure Letter or to the extent Parent shall otherwise consent in writing prior thereto, the Company shall not, nor shall it permit any Subsidiary of the Company to:

(a)     amend or propose to amend its Articles, by-laws or other similar organizational documents, or adopt a “stockholder rights plan” or similar plan;

(b)     (i) split, combine, reclassify or subdivide any shares of its capital stock or other equity securities or ownership interests, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except for dividends paid by a direct or indirect wholly-owned Subsidiary of the Company to the Company or another direct or indirect wholly-owned Subsidiary of the Company or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any shares of capital stock or other equity securities or ownership interests of the Company or any Subsidiary of the Company that is not wholly-owned;

(c)     issue, deliver, sell, grant or cause a Lien to be placed upon any shares of its capital stock or other voting securities or equity interests, any securities convertible or exchangeable into any such shares, voting securities or equity interests, any options, warrants or other rights to acquire any such shares, voting securities, equity interests or convertible or exchangeable securities, any stock-based performance units, profits interests or any other rights that give any Person the right to receive any economic interest of a nature accruing to the holders of the Company Common Stock or any other class of capital stock, other than upon the exercise or settlement of the Company Options outstanding on the Cutoff Date in accordance with their present term other than (i) the acquisition by the Company of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Options in order to pay the exercise price of the Company Option in connection with the exercise of the Company Options and (ii) the acquisition by the Company of shares of Company Common Stock in the ordinary course of business consistent with past practice in connection with the termination of service of holders (other than executive officers) of Company Options;

(d)     incur any capital expenditures or any obligations or liabilities in respect thereof, in excess of $50,000 in any calendar quarter or $250,000 in the aggregate;

(e)     acquire (by merger, consolidation, share exchange, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, in each case, with a value in excess of $75,000 in the aggregate, other than licenses of Licensed Intellectual Property, inventory, supplies, equipment and other similar items in the ordinary course of business of the Company Entities in a manner that is consistent with past practice;

(f)      sell, lease or otherwise transfer, or create or incur any Lien (other than Permitted Liens) on, any of the Company Entities’ assets, securities, properties, interests or businesses, other than (i) the sale of equipment, inventory, products or services in the ordinary course of business consistent with past practice, or (ii) the licensing of Owned Intellectual Property in the ordinary course of business consistent with past practice;

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(g)     make any loans, advances or capital contributions to, or investments in, any other Person, other than (i) loans, advances or capital contributions to, or investments in, wholly-owned Subsidiaries of the Company, (ii) advances of travel and other reasonable out-of-pocket expenses to directors, officers and employees in the ordinary course of business consistent with past practice and (iii) loans, advances or capital contributions associated with the recruiting and retention of new financial advisors as registered persons of a Company Entity, in each case not greater than $250,000 individually or $750,000 in the aggregate;

(h)     (i) create, incur, assume or otherwise be liable with respect to any Indebtedness for borrowed money or guarantees thereof having an aggregate principal amount outstanding at any time greater than $75,000 in the aggregate (together with all other Indebtedness for borrowed money of the Company Entities), (ii) amend, modify or refinance any of the foregoing, if any, or (iii) draw down on or request advances under any existing loan, line of credit or financing commitment;

(i)      enter into, renew, amend or modify in any material respect or terminate any Material Contract or otherwise waive, release or assign any material rights, claims or benefits of any Company Entity thereunder; provided, however, that the foregoing shall not prevent or preclude any Company Entity from (x) negotiating and/or renewing in the ordinary course of business consistent with past practice any business Contracts which expire upon their terms or (y) entering into any client or customer or supplier Contracts or agreements in the ordinary course of business consistent with past practice, regardless of whether or not any such Contract or agreement would constitute a Material Contract if it had been entered into as of the date hereof;

(j)      except to the extent required to comply with Law or as required to comply with any Employee Benefit Plan, (i) grant any new severance, retention, change in control, retirement or termination arrangement (or increase or otherwise amend any existing severance, retention, change in control, retirement or termination arrangement), other than providing standard severance or termination rights in connection with new hires in the ordinary course of business consistent with past practice and so long any such payments are not payable upon, do not increase as a result of, and are otherwise unrelated to, a change of control or similar transaction, including the transactions contemplated by this Agreement, (ii) enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement), other than in connection with new hires or promotions below the level of officer in the ordinary course of business consistent with past practice, (iii) establish, adopt or amend (except as required by Law) any Employee Benefit Plan, collective bargaining, or other benefit plan or arrangement, (iv) increase any compensation, bonus or other benefits payable to any director, officer, independent contractor or employee with an annual base salary in excess of $75,000 of any Company Entity, except for regularly scheduled increases to current employees made in the ordinary course of business consistent with past practice or pursuant to an employment agreement or arrangement in existence on the date hereof or (v) modify or otherwise alter the payroll practices or policies of any Company Entity;

(k)     make any material change in the Company’s fiscal year or financial methods of accounting, except as required by concurrent changes in GAAP, in Regulation S-X of the 1934 Act or Law and agreed to by the Company’s independent public accounting firm;

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(l)      commence or offer, propose, agree to or otherwise settle, pay, discharge, satisfy or waive (i) any material litigation, investigation, arbitration, proceeding or other claim involving or against any Company Entity (or its properties or assets), including related to Taxes, (ii) any stockholder litigation, claim or dispute against the any Company Entity (or its properties or assets) or any of their officers or directors or (iii) any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated hereby in each case, with respect to clauses (i), (ii) and (iii), if such settlement would, in any single case, result in damages, fines or other penalties payable to or by the Company Entities in excess of $250,000 and other than as provided by Section 6.6;

(m)    permit the lapse of, or engage in any action that constitutes a violation of, any material Company Permit;

(n)     enter into any joint venture, partnership or similar arrangement or enter into any collective bargaining agreement or other agreement with a labor union or works council;

(o)     implement any action which constitutes a “mass layoff” under the WARN Act;

(p)     enter into a new line of business;

(q)     make, change or rescind any material election relating to Taxes, change a material method of Tax accounting, file or amend any material Tax Return, settle or compromise any material federal, state, local or foreign Tax liability, audit, claim or assessment, enter into any material closing agreement related to Taxes, or knowingly surrender any right to claim any material Tax refund, except as required by Law;

(r)      fail to maintain in full force and effect material insurance policies covering the Company Entities and their respective properties, assets and businesses in a form and amount consistent with past practice;

(s)     adopt or enter into any plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any Company Entity (other than the transactions contemplated by this Agreement);

(t)      engage in any transaction with, or enter into any agreement, arrangement, or understanding with, directly or indirectly, any “related party” (as such term is defined in Item 404 of Regulation S-K promulgated under the 1934 Act) or any of the Company’s Affiliates other than wholly-owned Subsidiaries of the Company or pursuant to agreements in force on the date of this Agreement as set forth in the Company Disclosure Letter;

(u)     cause a diminution of the net capital of Securities Corp below the minimum regulatory net capital requirements, calculated in accordance with Rule 15c3-1 of the 1934 Act;

(v)     fail to duly file all material reports and other material documents required to be filed with FINRA, the SEC or any other Governmental Authority, subject to extensions permitted by Law or applicable rules and regulations; or

(w)    authorize, commit, propose or agree to do or take, or enter into any Contract, agreement, commitment or arrangement to do or take, any of the foregoing.

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Section 6.2.          Preparation of Form S-4 and Proxy Statement/Prospectus; Stockholder Meetings.

(a)     As promptly as reasonably practicable following the date of this Agreement, Parent shall prepare and cause to be filed with the SEC, the Form S-4, which will include the Proxy Statement/Prospectus as a prospectus. Each of the Company and Parent shall use its reasonable best efforts to (x) have the Form S-4 declared effective under the 1933 Act as promptly as practicable after such filing, (y) ensure that the Form S-4 complies in all material respects with the applicable provisions of the 1934 Act and the 1933 Act and (z) keep the Form S-4 effective for so long as necessary to complete the Merger. Each of the Company and Parent shall furnish all information concerning itself, its Subsidiaries, its Affiliates and the holders of its capital stock to the other and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4 and Proxy Statement/Prospectus. The Form S-4 and Proxy Statement/Prospectus shall include all information reasonably requested by such other party to be included therein. Each of the Company and Parent shall promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form S-4 or Proxy Statement/Prospectus, and shall, as promptly as practicable after receipt thereof, provide the other with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand, and all written comments with respect to the Proxy Statement/Prospectus or the Form S-4 received from the SEC and advise the other party of any oral comments with respect to the Proxy Statement/Prospectus or the Form S-4 received from the SEC. Each of the Company and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Proxy Statement/Prospectus, and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Form S-4. Notwithstanding the foregoing, prior to filing the Form S-4 (or any amendment or supplement thereto) or mailing the Proxy Statement/Prospectus (or any amendment or supplement thereto) or responding to any comments from the SEC with respect thereto, each of the Company and Parent shall cooperate and provide the other a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response). Parent shall advise the Company, promptly after it receives notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, and Parent and the Company shall use their reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Parent shall also take any other action required to be taken under the 1933 Act, the 1934 Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the issuance of the Parent Common Stock in the Merger, and the Company shall furnish all information concerning the Company and the holders of the Company Common Stock as may be reasonably requested in connection with any such actions.

(b)     If, at any time prior to the receipt of the Stockholder Approval, any information relating to the Company or Parent, or any of their respective Affiliates, should be discovered by the Company or Parent which, in the reasonable judgment of the Company or Parent, should be set forth in an amendment of, or a supplement to, any of the Form S-4 or the Proxy Statement/Prospectus, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto, and the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Proxy Statement/Prospectus or the Form S-4 and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to stockholders of the Company. Nothing in this Section 6.2(b) shall limit the obligations of any party under Section 6.2(a). For purposes of Section 4.9 and this Section 6.2, any information concerning or related to the Company, its Affiliates or the Stockholder Meeting will be deemed to have been provided by the Company, and any information concerning or related to Parent or its Affiliates will be deemed to have been provided by Parent.

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(c)     As promptly as practicable following the date of this Agreement, the Company shall, in accordance with applicable Law and its Articles and by-laws, establish a record date for, duly call, give notice of, convene and hold the Stockholder Meeting. The Company shall use its reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to the stockholders of the Company entitled to vote at the Stockholder Meeting and to hold the Stockholder Meeting as soon as practicable after the Form S-4 is declared effective under the 1933 Act. The Company shall, through the Company Board, recommend to its stockholders that they give the Stockholder Approval, include such recommendation in the Proxy Statement/Prospectus and solicit and use its reasonable best efforts to obtain the Stockholder Approval, except to the extent that the Company Board shall have made an Adverse Recommendation Change as permitted by Section 6.4(d). Notwithstanding the foregoing provisions of this Section 6.2(c), if, on a date for which the Stockholder Meeting is scheduled, the Company has not received proxies representing a sufficient number of shares of Company Common Stock to obtain the Stockholder Approval, whether or not a quorum is present, the Company shall have the right to make one or more successive postponements or adjournments of the Stockholder Meeting; provided that the Stockholder Meeting is not postponed or adjourned to a date that is more than (i) thirty (30) days after the date for which the Stockholder Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law) or (ii) one hundred twenty (120) days after the record date for the Stockholder Meeting.

Section 6.3.          Access to Information; Confidentiality.

(a)     During the period between the date of this Agreement and the earlier to occur of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Article VIII (the “Interim Period ”), to the extent permitted by applicable Law, the Company shall, and shall cause each of the other Company Entities to, afford to Parent and its Affiliates and Representatives reasonable access during normal business hours and upon reasonable advance notice to all of their respective properties, offices, books, Contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each of the other Company Entities to, furnish reasonably promptly to Parent (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities Laws and (ii) all other information (financial or otherwise) concerning its business, properties and personnel (except medical information) as Parent may reasonably request. Notwithstanding the foregoing, the Company shall not be required by this Section 6.3 to provide Parent or its Affiliates or Representatives with access to or to disclose information (w) relating to the consideration, negotiation and performance of this Agreement and related agreements, (x) that is subject to the terms of a confidentiality agreement with a third party entered into prior to the date of this Agreement (provided, however, that the Company shall use its reasonable best efforts to obtain the required consent of such third party to such access or disclosure), (y) the disclosure of which would violate any Law or fiduciary duty (provided, however, that the Company shall use its reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of any Law or fiduciary duty) or (z) that is subject to any attorney-client, attorney work product or other legal privilege (provided, however, that the Company shall allow for such access or disclosure to the maximum extent that does not result in a loss of any such attorney-client, attorney work product or other legal privilege).

(b)     Parent will hold any nonpublic information, including any information delivered pursuant to this Section 6.3, in confidence to the extent required by and in accordance with the terms of that certain Confidentiality Agreement, dated October 1, 2013 by and between Parent and the Company (the “Confidentiality Agreement”). Notwithstanding anything herein or in the Confidentiality Agreement to the contrary, Parent shall be permitted to file financial statements of any Company Entity (or any portion, extract or restatement thereof) in connection with any filings made by Parent with the SEC after the date hereof, as contemplated by Section 6.13.

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Section 6.4.          Company Acquisition Proposals.

(a)     Subject to the other provisions of this Section 6.4, during the Interim Period, the Company agrees that it shall not, and shall cause each of its Subsidiaries not to, and shall not authorize and shall use reasonable best efforts to cause its and their officers and directors, managers or equivalent, and other Representatives not to, directly or indirectly through another Person, (i) solicit, initiate, knowingly encourage or facilitate any inquiry, discussion, offer or request that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal (an “Inquiry”), (ii) engage in any discussions or negotiations regarding, or furnish to any Third Party any non-public information in connection with, or knowingly facilitate in any way any effort by, any Third Party in furtherance of any Acquisition Proposal or Inquiry, (iii) approve or recommend an Acquisition Proposal, or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other similar definitive agreement (other than an Acceptable Confidentiality Agreement entered into in accordance with this Section 6.4) providing for or relating to an Acquisition Proposal (an “Alternative Acquisition Agreement”) or (iv) propose or agree to do any of the foregoing.

(b)     Notwithstanding anything to the contrary in this Section 6.4, at any time prior to obtaining the Stockholder Approval, the Company may, directly or indirectly through any Representative, in response to an unsolicited bona fide written Acquisition Proposal by a Third Party made after the date of this Agreement (that did not result from a breach of this Section 6.4) (i) furnish non-public information to such Third Party (and such Third Party’s Representatives) making an Acquisition Proposal (provided, however, that (A) prior to so furnishing such information, the Company receives from the Third Party an executed Acceptable Confidentiality Agreement and (B) any non-public information concerning any Company Entity that is provided to such Third Party shall, to the extent not previously provided to Parent or Merger Sub, be provided to Parent or Merger Sub prior to or substantially at the same time that such information is provided to such Third Party) and (ii) engage in discussions or negotiations with such Third Party (and such Third Party’s Representatives) with respect to the Acquisition Proposal if, in the case of each of clauses (i) and (ii): (x) the Company Board determines in good faith, after consultation with outside legal counsel and financial advisors, that such Acquisition Proposal constitutes, or is reasonably likely to result in, a Superior Proposal and (y) the Company Board determines in good faith, after consultation with outside legal counsel, that failure to take such action would be inconsistent with the directors’ duties under applicable Law; provided, however, that in each of the foregoing clauses (i) and (ii), such Acquisition Proposal was not solicited in violation of this Section 6.4.

(c)     The Company shall notify Parent promptly (but in no event later than 24 hours) after receipt of any Acquisition Proposal or any request for nonpublic information relating to any Company Entity by any Third Party, or any Inquiry from any Person seeking to have discussions or negotiations with the Company relating to a possible Acquisition Proposal. Such notice shall be made orally and confirmed in writing, and shall indicate the identity of the Third Party making the Acquisition Proposal, request or Inquiry and the material terms and conditions of any Acquisition Proposals, Inquiries, proposals or offers (including a copy thereof if in writing and any related documentation or correspondence). The Company shall also promptly, and in any event within 24 hours, notify Parent orally and in writing, if it enters into discussions or negotiations concerning any Acquisition Proposal or provides nonpublic information or data to any Person in accordance with this Section 6.4(c) and keep Parent informed of the status and material terms of any such proposals, offers, discussions or negotiations on a current basis, including by providing a copy of all material documentation or material correspondence relating thereto.

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(d)     Except as permitted by this Section 6.4(d), the Company Board shall not (i) withhold, withdraw or modify or qualify in a manner adverse to Parent or Merger Sub (or publicly propose to withhold, withdraw or modify or qualify in a manner adverse to Parent or Merger Sub), the Company Recommendation, (ii) approve, adopt or recommend (or publicly propose to approve, adopt or recommend) any Acquisition Proposal, (iii) fail to include the Company Recommendation in the Proxy Statement/Prospectus, (iv) fail to publicly recommend against any Acquisition Proposal within ten (10) Business Days of the request of Parent and/or reaffirm the Company Recommendation within ten (10) Business Days of the request of Parent (any of the actions described in clauses (i), (ii), (iii) and (iv) of this Section 6.4(d), an “Adverse Recommendation Change”) or (v) approve, adopt, declare advisable or recommend (or agree to, resolve or propose to approve, adopt, declare advisable or recommend), or cause or permit the Company to enter into, any Alternative Acquisition Agreement (other than an Acceptable Confidentiality Agreement entered into in accordance with this Section 6.4). Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to obtaining the Stockholder Approval, the Company Board shall be permitted to effect an Adverse Recommendation Change if the Company Board (x) has received an unsolicited bona fide Acquisition Proposal (that did not result from a breach of this Section 6.4) that, in the good faith determination of the Company Board, after consultation with outside legal counsel and financial advisors, constitutes a Superior Proposal, after having complied with, and giving effect to all of the adjustments which may be offered by Parent and Merger Sub pursuant to Section 6.4(e), and such Acquisition Proposal is not withdrawn, and (y) determines in good faith, after consultation with outside legal counsel, that failure to take such action would be inconsistent with the directors’ duties under applicable Law, and in such case the Company may (i) terminate this Agreement pursuant to Section 8.1(c)(ii), (ii) make an Adverse Recommendation Change and/or (iii) approve or recommend such Superior Proposal to the Company’s stockholders and, in the case of a termination, the Company may immediately prior to or concurrently with such termination of this Agreement, enter into an Alternative Acquisition Agreement with respect to such Superior Proposal (provided, that in the event of any such termination, the Company complies with its obligation to pay the Termination Fee pursuant to Section 8.3(a)).

(e)     The Company Board shall not be entitled to effect an Adverse Recommendation Change pursuant to Section 6.4(d) unless (i) the Company has provided a written notice (a “Notice of Superior Proposal”) to Parent and Merger Sub that the Company intends to take such action, specifying in reasonable detail the reasons therefor and describing the material terms and conditions of, and attaching a complete copy of, the Superior Proposal that is the basis of such action (it being understood that such material terms shall include the identity of the Third Party), (ii) during the five (5) Business Day period following Parent’s and Merger Sub’s receipt of the Notice of Superior Proposal, the Company shall, and shall cause its Representatives to, negotiate with Parent and Merger Sub in good faith (to the extent Parent and Merger Sub desire to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute a Superior Proposal and (iii) following the end of the five (5) Business Day period, the Company Board shall have determined in good faith, after consultation with outside legal counsel and financial advisors, taking into account any changes to this Agreement proposed in writing by Parent and Merger Sub in response to the Notice of Superior Proposal or otherwise, that the Superior Proposal giving rise to the Notice of Superior Proposal continues to constitute a Superior Proposal and, after consultation with outside legal counsel, that failure to take such action would be inconsistent with the directors’ duties under applicable Law. Any amendment to the financial terms or any other material amendment of such Superior Proposal shall require a new Notice of Superior Proposal, and the Company shall be required to comply again with the requirements of this Section 6.4(e); provided, however, that references to the five (5) Business Day period above shall then be deemed to be references to a three (3) Business Day period.

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(f)      Nothing contained in this Section 6.4 or elsewhere in this Agreement shall prohibit the Company or the Company Board, directly or indirectly through its Representatives, from disclosing to the Company’s stockholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the 1934 Act or making any disclosure to its stockholders if the Company Board has determined, after consultation with outside legal counsel, that the failure to do so would be inconsistent with applicable Law; provided, however, that any disclosure other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) promulgated under the 1934 Act, an express rejection of any applicable Acquisition Proposal or an express reaffirmation of the Company Recommendation to the Company’s stockholders in favor of the Merger shall be deemed to be an Adverse Recommendation Change.

(g)     The Company shall, and shall cause its Subsidiaries, and its and their officers and directors, managers or equivalent, and other Representatives to (i) immediately cease any existing discussions, negotiations or communications with any Person conducted heretofore with respect to any Acquisition Proposal and (ii) take such action as is necessary to enforce any confidentiality provisions to which any Company Entity is a party or of which any Company Entity is a beneficiary. The Company shall use commercially reasonable efforts to cause all Third Parties who have been furnished confidential information regarding any Company Entity in connection with the solicitation of or discussions regarding an Acquisition Proposal within the six (6) months prior to the date of this Agreement to promptly return or destroy such information.

(h)     For purposes of this Agreement:

(i)          “Acceptable Confidentiality Agreement” means a confidentiality agreement that contains provisions as to the treatment of confidential information that are no less favorable in any material respect to the Company and the other Company Entities than those contained in the Confidentiality Agreement; provided, however, that such confidentiality agreement shall expressly permit any Company Entity’s compliance with any provision of this Agreement, and shall not contain any provision that adversely affects the rights of the Company Entity thereunder upon compliance by the Company Entity with any provision of this Agreement.

(ii)         “Acquisition Proposal” means any proposal or offer from any Third Party to engage in, whether in one transaction or a series of related transactions, (A) any merger, consolidation, share exchange, business combination or similar transaction involving any Company Entity, (B) any sale, lease, exchange, mortgage, pledge, license, transfer or other disposition, directly or indirectly, by merger, consolidation, sale of equity interests, share exchange, joint venture, business combination or otherwise, of any assets of any Company Entity representing twenty percent (20%) or more of the consolidated assets of the Company Entities, taken as a whole as determined on a book-value basis, (C) any issue, sale or other disposition of (including by way of merger, consolidation, joint venture, business combination, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing twenty percent (20%) or more of the voting power of the Company, (D) any tender offer or exchange offer in which any Person or “group” (as such term is defined in Rule 13d-3 promulgated under the 1934 Act) shall seek to acquire beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the 1934 Act), or the right to acquire beneficial ownership, of twenty percent (20%) or more of the outstanding shares of any class of voting securities of the Company, (E) any recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to the Company in which a Third Party shall acquire beneficial ownership of twenty percent (20%) or more of the outstanding shares of any class of voting securities of the Company or (F) any transaction which is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that the term “Acquisition Proposal” shall not include the Merger or the other transactions contemplated by this Agreement.

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(iii)        “Superior Proposal” means a bona fide written Acquisition Proposal (except that, for purposes of this definition, the references in the definition of “Acquisition Proposal” to “twenty percent (20%)” shall be replaced by “fifty percent (50%)”) made by a Third Party on terms that the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors, taking into account all financial, legal, regulatory and any other aspects of the transaction described in such proposal, including the identity of the Person making such proposal, any break-up fees, expense reimbursement provisions and conditions to consummation, as well as any changes to the financial terms of this Agreement proposed by Parent and Merger Sub in response to such proposal or otherwise, to be (A) more favorable to the Company and the Company’s stockholders (solely in their capacity as such) from a financial point of view than the transactions contemplated by this Agreement, (B) fully financed and (C) reasonably likely to receive all required governmental approvals on a timely basis and otherwise reasonably capable of being completed on the terms proposed.

Section 6.5.          Appropriate Action; Consents; Filings.

(a)     Upon the terms and subject to the conditions set forth in this Agreement, the Company and Parent shall and shall cause the other Company Entities and the other Parent Entities, respectively, to use its or their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable under applicable Law or pursuant to any Contract or agreement to consummate and make effective, as promptly as practicable, the Merger and the other transactions contemplated by this Agreement, including (i) the taking of all actions necessary to cause the conditions to Closing set forth in Article VII to be satisfied, (ii) the obtaining of all necessary actions or non-actions, waivers, consents and approvals from Governmental Authorities or other Persons necessary in connection with the consummation of the Merger and the other transactions contemplated by this Agreement (including the Continuing Membership Application of Securities Corp) and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority or other Persons necessary in connection with the consummation of the Merger and the other transactions contemplated by this Agreement (including promptly responding to all requests by a Governmental Authority or other Person for additional information in support of any such filing or request for approval or waiver) and (iii) the execution and delivery of any additional instruments necessary to consummate the Merger and the other transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement. Without limitation to the foregoing, within 14 days of the execution of this Agreement, the Company will prepare and file Securities Corp’s Continuing Membership Application with FINRA pursuant to FINRA (NASD) Rule 1017 in connection with the Merger and the other transactions contemplated hereby.

(b)     In connection with and without limiting the foregoing, each of Parent and the Company shall give (or shall cause the other Parent Entities or the other Company Entities, respectively, to give) any notices to third parties, and each of the Parent Entities and the Company shall use, and cause each of their respective Affiliates to use, its or their reasonable best efforts to obtain any third party consents not covered by Section 6.5(a) that are necessary, proper or advisable to consummate the Merger. Each of the parties hereto will furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any required governmental filings or submissions and will cooperate in responding to any inquiry from a Governmental Authority, including promptly informing the other parties of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Authority, and supplying each other with copies of all material correspondence, filings or communications between either party and any Governmental Authority with respect to this Agreement. To the extent reasonably practicable, the parties or their Representatives shall have the right to review in advance and each of the parties will consult the others on, all the information relating to the other and each of their Affiliates that appears in any filing made with, or written materials submitted to, any Governmental Authority in connection with the Merger and the other transactions contemplated by this Agreement, except that confidential competitively sensitive business information may be redacted from such exchanges. To the extent reasonably practicable, none of the parties hereto shall, nor shall they permit their respective Representatives to, participate independently in any meeting or engage in any substantive conversation with any Governmental Authority in respect of any filing, investigation or other inquiry without giving the other party prior notice of such meeting or conversation and, to the extent permitted by applicable Law, without giving the other parties the opportunity to attend or participate (whether by telephone or in person) in any such meeting with such Governmental Authority. Notwithstanding the foregoing, obtaining any approval or consent from any third party pursuant to this Section 6.5(b) shall not be a condition to the obligations of Parent and Merger Sub to consummate the Merger.

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(c)     Without limiting the generality of Section 6.5(a) and (b), the Company will use its reasonable best efforts to obtain the consents and approvals required under the Investment Advisers Act (including the SEC’s interpretive guidance thereof) to effect the assignment or continuation of the Advisory Contracts following the Closing. If consent of a Client in relation to an Advisory Contract is required under the Investment Advisers Act (including the SEC’s interpretive guidance thereof) or by such Advisory Contract as a result of the transactions contemplated by this Agreement, as soon as reasonably practicable following the date of this Agreement (but in no event later than 30 days after the date of this Agreement), the Company shall send a written notice, substantially in the form attached hereto as Exhibit A (the “Initial Negative Consent Notice”). Within 45 days of sending the Initial Negative Consent Notice, the Company shall send a written notice to Clients that received the Initial Negative Consent Notice reminding each such Client of each of the matters set forth in the Initial Negative Consent Notice.

(d)     Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Person (other than any Governmental Authority) with respect to the Merger, none of the parties hereto, any of the other Company Entities or any of the other Parent Entities, or any of the their respective Representatives, shall be obligated to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any accommodation or commitment or incur any liability or other obligation to such Person (unless expressly required by a written agreement that was entered into prior to the date hereof with such Person). The parties shall cooperate with respect to accommodations that may be requested or appropriate to obtain such consents.

Section 6.6.          Notification of Certain Matters; Transaction Litigation.

(a)     The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of any notice or other communication received by such party from any Governmental Authority in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement, or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other transactions contemplated by this Agreement.

(b)     The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, if (i) any representation or warranty made by it contained in this Agreement becomes untrue or inaccurate such that the applicable closing conditions would reasonably expected to be incapable of being satisfied by the Outside Date or (ii) it fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement. Without limiting the foregoing, the Company shall give prompt notice to the Parent Entities, and the Parent Entities shall give prompt notice to the Company, if, to the knowledge of such party, the occurrence of any state of facts, change, development, event or condition would cause, or reasonably be expected to cause, any of the conditions to Closing set forth herein not to be satisfied or satisfaction to be materially delayed. Notwithstanding anything to the contrary in this Agreement, the failure by the Company or the Parent Entities to provide such prompt notice under this Section 6.6(b) shall not constitute a breach of this covenant for purposes of Section 7.2(b) or Section 7.3(b).

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(c)     The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of any Action commenced or, to such party’s knowledge, threatened against, relating to or involving such party or any of the other Company Entities or the other Parent Entities, respectively, which relate to this Agreement, the Merger or the other transactions contemplated by this Agreement. The Company shall give Parent the opportunity to reasonably participate in the defense and settlement of any stockholder litigation against the Company and/or their directors relating to this Agreement and the transactions contemplated hereby, and no such settlement shall be agreed to without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). Parent shall give the Company the opportunity to reasonably participate in the defense and settlement of any stockholder litigation against the Parent Entities and/or their directors relating to this Agreement and the transactions contemplated hereby, and no such settlement shall be agreed to without the Company’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 6.7.          Public Announcements . The parties hereto shall, to the extent reasonably practicable, consult with each other before issuing any press release or otherwise making any public statements or filings with respect to this Agreement or any of the transactions contemplated hereby, and none of the parties shall issue any such press release or make any such public statement or filing prior to obtaining the other parties’ consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that a party may, without obtaining the other parties’ consent, issue such press release or make such public statement or filing as may be required by Law, Order or the applicable rules of any stock exchange or the applicable provisions of any listing agreement of any party hereto. If for any reason it is not practicable to consult with the other party before making any public statement with respect to this Agreement or any of the transactions contemplated hereby, then the party making such statement shall not make a statement that is inconsistent with public statements or filings to which the other party had previously consented; provided, further, that such consultation and consent shall not be required with respect to any release, filing, communication or announcement specifically permitted by Section 6.4 or Section 6.13.

Section 6.8.          Directors’ and Officers’ Indemnification and Insurance.

(a)     From and after the Effective Time, the Surviving Entity shall provide exculpation, indemnification and advancement of expenses for each Indemnitee, with respect to actions or omissions prior to the Effective Time, which is at least as favorable in scope and amount to such Indemnitee as the exculpation, indemnification and advancement of expenses provided to such Indemnitee immediately prior to the Effective Time in the Articles and by-laws of the Company as in effect on the date of this Agreement.

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(b)     Without limiting the provisions of Section 6.8(a), during the period commencing as of the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the Surviving Entity shall (and Parent shall cause the Surviving Entity to): (i) indemnify, defend and hold harmless each Indemnitee against and from any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any Action, to the extent such Action arises out of or pertains to (x) any action or omission or alleged action or omission in such Indemnitee’s capacity as an officer or director of any Company Entity or (y) this Agreement or any of the transactions contemplated hereby, including the Merger; and (ii) pay in advance of the final disposition of any such Action the expenses (including attorneys’ fees and any expenses incurred by any Indemnitee in connection with enforcing any rights with respect to indemnification) of any Indemnitee upon receipt of an undertaking by or on behalf of such Indemnitee to repay such amount if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified. Notwithstanding anything to the contrary set forth in this Agreement, Parent and the Surviving Entity (i) shall not be liable for any settlement effected without their prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned) and (ii) shall not have any obligation hereunder to any Indemnitee to the extent that a court of competent jurisdiction shall determine in a final and non-appealable order that such indemnification is prohibited by applicable Law, in which case the Indemnitee shall promptly refund to Parent or the Surviving Entity the amount of all such expenses theretofore advanced pursuant hereto.

(c)     Prior to the Effective Time, the Company shall or, if the Company is unable to, Parent shall cause the Surviving Entity as of the Effective Time to, obtain an extension of the coverage afforded by the Company’s existing directors’ and officers’ liability insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, the “D&O Insurance ”), in each case, for a claims reporting or discovery period of at least six (6) years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time from one or more reputable insurance carriers with terms, conditions and retentions that are no less favorable in the aggregate than the coverage provided under the Company’s existing policies and with limits of liability that are no lower than the limits on the Company’s existing policies as long as the annual premium in the aggregate does not exceed in any one year two hundred percent (200%) of the annual aggregate premium(s) paid most recently by the Company (which aggregate premiums are hereby represented and warranted by the Company to be $178,500); provided that if the annual premiums of such insurance coverage exceed such amount, the Surviving Entity shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.

(d)     The Indemnitees to whom this Section 6.8 applies are intended to be third-party beneficiaries of this Section 6.8. The provisions of this Section 6.8 are intended to be for the benefit of each Indemnitee and his or her successors, heirs, executors, trustees, fiduciaries, administrators or representatives.

(e)     In the event that Parent or the Surviving Entity or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Entity, as applicable, shall succeed to the obligations set forth in this Section 6.8.

Section 6.9.          Section 16 Matters. Assuming that the Company delivers to Parent, in a timely fashion prior to the Effective Time, all requisite information necessary for Parent and Merger Sub to take the actions contemplated by this Section 6.9, the Company, Parent and Merger Sub each shall take all such steps as may be necessary or appropriate to ensure that (a) any dispositions of Company Common Stock (including derivative securities related to such stock) resulting from the Merger and the other transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to the Company immediately prior to the Effective Time are exempt under Rule 16b-3 promulgated under the 1934 Act and (b) any acquisitions of Parent Common Stock (including derivative securities related to such stock) resulting from the Merger and the other transactions contemplated by this Agreement by each individual who may become subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to Parent are exempt under Rule 16b-3 promulgated under the 1934 Act.

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Section 6.10.         Stock Exchange Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

Section 6.11.         Termination of Company Stock Plans. Unless otherwise notified by Parent in writing, prior to the Effective Time, the Company shall take or cause to be taken any and all actions necessary or appropriate to terminate each of the Company Stock Plans effective no later than immediately prior to the Effective Time.

Section 6.12.         Employee Matters.

(a)     Parent acknowledges that after the Effective Time, Parent and its applicable Subsidiaries, including the Surviving Entity, shall, by operation of Law in connection with the consummation of the transactions contemplated hereby, assume the Employee Benefit Plans and the liabilities thereunder in accordance with their terms, subject to any termination, amendment or alteration that may be permitted by such terms or as permitted herein.

(b)     For purposes of vesting, eligibility to participate and calculation of vacation and sick leave under the employee benefits plans of Parent and its Subsidiaries covering a current employee of the Company that continues to be employed by Parent or any of its Subsidiaries following Closing, including the Surviving Entity (“Continuing Employee”), after the Effective Time, each Continuing Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Continuing Employee was entitled, before the Effective Time, to credit for such service under any similar Employee Benefit Plan in which such Continuing Employee participated or was eligible to participate immediately prior to the Effective Time. For the calendar year in which the Effective Time occurs, Parent and its Subsidiaries shall allow each Continuing Employee to utilize his or her earned and unused vacation as of the Effective Time during the remainder of such calendar year subject to scheduling and subject to any requirements of applicable Law.

(c)     As of the Closing, Parent shall, or shall cause its Subsidiaries to, provide the Continuing Employees, other than those Company employees that enter into employment agreements with the Company (as the surviving entity of the Merger) as of the date of this Agreement, with base salary or hourly wage rates, as applicable, and bonus opportunities that are substantially comparable in the aggregate to the base salary or hourly wage rates, as applicable, and bonus opportunities provided to the Continuing Employees by the Company or other Company Entity as of immediately prior to Closing.

(d)     This Section 6.12 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 6.12, express or implied, shall confer upon any other Person, including any Continuing Employee, any rights or remedies of any nature whatsoever under or by reason of this Section 6.12. Except as provided in Section 6.12(b), nothing contained herein, express or implied (i) shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement or (ii) shall alter or limit the ability of the Surviving Entity, Parent or any of their affiliates to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them. The parties hereto acknowledge and agree that the terms set forth in this Section 6.12 shall not create any right in any Company employee or any other Person to any continued employment with the Surviving Entity, Parent or any of their affiliates or compensation or benefits of any nature or kind whatsoever and that following the Closing, the Surviving Entity, Parent and each of their affiliates may freely terminate or cause to be terminated the employment of any Continuing Employee at any time.  Without limiting the generality of the foregoing, Continuing Employees are not intended to be third party beneficiaries under, and shall have no rights in respect of, any of the provisions of this Agreement, including the provisions of this Section 6.12.

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Section 6.13.         Financing and Financial Statement Cooperation. Prior to the Effective Time, the Company shall, and shall cause the other Company Entities to, cooperate with the Parent Entities and their lenders in connection with the efforts of the Parent Entities (if any) to obtain debt financing for (in whole or part) satisfying Parent’s obligations to pay the Cash Consideration and any other amounts due by the Parent Entities hereunder. The Company shall, and shall cause its Subsidiaries to, cooperate with Parent in a timely manner as reasonably requested by Parent in connection with (a) Parent’s preparation of historical financial statements and pro forma financial information involving the Company Entities pursuant to Regulation S-X under the 1933 Act and (b) the timely filing of any other financial statements and pro forma financial information with the SEC under the 1933 Act or the 1934 Act and for any securities offerings by Parent or its Affiliates for which such financial information is reasonably necessary or advisable, in each case including (i) permitting Parent to use any audited or unaudited financial statements of the Company Entities available, (ii) facilitating the delivery from the Company’s or Parent’s independent public accountants, as applicable, of relevant comfort letters necessary or advisable in connection with the foregoing, (iii) facilitating the delivery from the Company’s independent public accountants of relevant consent letters necessary in connection with the foregoing and (iv) if any requested financial statements are not available, assisting Parent and its independent public accountants in the preparation of such financial statements.

Section 6.14.         Takeover Laws. The Company and Parent shall each use its reasonable best efforts to ensure that (a) no restriction of the type described in Section 4.25 is or becomes applicable to this Agreement, the Merger, the Voting Agreement or any of the other agreements or transactions contemplated hereby or thereby and (b) if any such restriction is or becomes applicable to this Agreement, the Voting Agreement or any of the other agreements or transactions contemplated hereby or thereby, use its reasonable best efforts to ensure that the Merger and the other transactions contemplated hereby may be consummated as promptly as reasonably practicable consistent with applicable Law and on the terms contemplated by this Agreement and otherwise to minimize the effect of such restriction with respect to this Agreement, the Merger, the Voting Agreement and the other agreements and transactions contemplated hereby and thereby.

Section 6.15.         Conduct of Business by Parent. From the date of this Agreement through the Effective Time, Parent shall not, except as otherwise expressly permitted by this Agreement or as to which the Company shall otherwise consent in writing prior thereto, amend its certificate of incorporation in a manner that would have, or would reasonably be expected to have, a material adverse effect on the Holders’ rights under this Agreement to receive the Merger Consideration.

ARTICLE VII

CONDITIONS

Section 7.1.          Conditions to the Obligations of Each Party. The respective obligations of each party to effect the Merger and to consummate the other transactions contemplated by this Agreement shall be subject to the satisfaction or (to the extent permitted by Law) waiver by each of the parties, at or prior to the Effective Time, of the following conditions:

(a)     Stockholder Approval. The Stockholder Approval shall have been obtained.

(b)     No Restraints. No Law, Order (whether temporary, preliminary or permanent) or other legal restraint or prohibition entered, enacted, promulgated, enforced or issued by any Governmental Authority of competent jurisdiction shall be in effect that prohibits, makes illegal, enjoins, or otherwise restricts, prevents or prohibits the consummation of the Merger or otherwise restrains, enjoins, prevents, prohibits or makes illegal the acquisition of some or all of the shares of Company Common Stock by Parent.

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(c)     Form S-4. The Form S-4 shall have been declared effective by the SEC under the 1933 Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC that have not been withdrawn.

(d)     FINRA. FINRA shall have delivered to Securities Corp its written approval of Securities Corp’s Continuing Membership Application pursuant to FINRA (NASD) Rule 1017 in connection with the Merger and the other transactions contemplated hereby.

Section 7.2.          Conditions to the Obligations of Parent and Merger Sub. The respective obligations of Parent and Merger Sub to effect the Merger and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or (to the extent permitted by Law) waiver by Parent, at or prior to the Effective Time, of the following additional conditions:

(a)     Representations and Warranties. (i) The representations and warranties set forth in Section 4.1 (Organization and Qualification; Organizational Documents), Section 4.2 (Authority), Section 4.5(a)(i) (No Conflicts), Section 4.25 (Takeover Laws), Section 4.26 (Broker Fees) and Section 4.27 (Opinion of Financial Advisor) shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time, as though made as of the Effective Time, (ii) the representations and warranties set forth Section 4.3 (Capital Structure) and Section 4.4 (Subsidiaries) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Effective Time, as though made as of the Effective Time, and (iii) each of the other representations and warranties of the Company contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time, as though made as of the Effective Time, except (x) that, in each case, representations and warranties that are made as of a specific date shall be true and correct only on and as of such date and (y) in the case of clause (iii), for any failure of such representations or warranties to be true and correct (without giving effect to any materiality or “Company Material Adverse Effect” qualifications set forth therein) that does not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)     Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)     Officers’ Certificate. The Company shall have delivered to Parent a certificate, dated the date of the Closing and signed by its chief executive officer and chief financial officer on behalf of the Company, certifying to the effect that the conditions set forth in Sections 7.2(a), 7.2(b), 7.2(d), 7.2(f), 7.2(g), 7.2(h) and 7.2(i) have been satisfied.

(d)     Absence of Company Material Adverse Effect. Since the date of this Agreement there shall not have been any event, change or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(e)     FIRPTA. The Company shall have provided to Parent an affidavit of non-foreign status that complies with the Treasury Regulations under Section 1445 of the Code.

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(f)      Financial Advisors. The sum of (i) the TTM Concessions generated by the TTM Advisors that are Financial Advisors of the business as of the Closing Date and (ii) with respect to any Financial Advisors of the business as of the Closing Date that joined the business subsequent to the date of this Agreement (each, a “New Advisor”), the aggregate gross dealer concessions generated by each New Advisor over the 12 months immediately preceding such New Advisor’s resignation from or termination of its employment or consulting arrangements with its previous employer shall equal not less than 95% of the TTM Concessions.  The gross dealer concessions generated over the 12 months immediately preceding the date of this Agreement (“TTM Concessions”) by the Financial Advisors of the business as of the date of this Agreement (the “TTM Advisors”) are set forth opposite the names of the TTM Advisors on Section 7.2(f) of the Company Disclosure Letter.

(g)     Assets Under Administration. The Company shall have delivered to Parent evidence (consistent in form with that provided in Section 7.2(g) of the Company Disclosure Letter) that (i) the product of (A) Closing Date Assets Under Administration multiplied by (B) the Market Factor (but only in the event the Market Factor is greater than one) is not less than (ii) 90% of Base Date Assets Under Administration.  Evidence of Base Date Assets Under Administration is set forth on Section 7.2(g) of the Company Disclosure Letter.

(h)     Minimum Net Working Capital. The Company shall have, as of the Closing Date, Net Working Capital in excess of the Minimum NWC Amount.

(i)      Company Options. All Company Options shall have been fully exercised.

Section 7.3.          Conditions to the Obligations of the Company. The obligations of the Company to effect the Merger and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or (to the extent permitted by Law) waiver by the Company, at or prior to the Effective Time, of the following additional conditions:

(a)     Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time, as though made as of the Effective Time (other than any such representations and warranties that are made as of a specific date, which shall be true and correct only on and as of such date), except for any failure of such representations or warranties to be true and correct (without giving effect to any materiality or “Parent Material Adverse Effect” qualifications set forth therein) that does not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)     Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

(c)     Officer’s Certificate. Parent shall have delivered to the Company a certificate, dated the date of the Closing and signed by one of its executive officers on behalf of Parent, certifying to the effect that the conditions set forth in Sections 7.3(a), 7.3(b) and 7.3(d) have been satisfied.

(d)     Absence of Parent Material Adverse Effect. Since the date of this Agreement there shall not have been any event, change or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

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ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1.          Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Stockholder Approval (except as otherwise expressly noted), as follows:

(a)     by mutual written agreement of each of Parent and the Company; or

(b)     by either Parent or the Company, if:

(i)          the Effective Time shall not have occurred on or before April 30, 2014 (the “Outside Date”); provided, however, the Outside Date will automatically be extended to June 30, 2014 if as of April 30, 2014 all of the conditions set forth in Article VII (other than those conditions that by their terms are required to be satisfied or waived at the Closing) shall have been satisfied or waived by the party entitled to the benefit of the same, other than the condition contained in Section 7.1(d); provided, further, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party if the failure of such party to perform any of its obligations under this Agreement has been a principal cause of, or resulted in, the failure of the Merger to be consummated on or before such date; or

(ii)         any Governmental Authority of competent jurisdiction shall have issued an Order permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to a party if the issuance of such final, non-appealable Order was primarily due to the failure of such to perform any of its obligations under this Agreement, including pursuant to Section 6.5; or

(iii)        the Stockholder Approval shall not have been obtained at the Stockholder Meeting (including any adjournment or postponement thereof); provided that the right to terminate this Agreement under this Section 8.1(b)(iii) shall not be available to the Company if the failure to obtain such Stockholder Approval was primarily due to the Company’s failure to perform any of its obligations under this Agreement; or

(c)     by the Company:

(i)          if Parent or Merger Sub shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (x) would, or would reasonably be expected to, result in a failure of a condition set forth in Section 7.3(a) or Section 7.3(b) and (y) cannot be cured on or before the Outside Date or, if curable, is not cured by Parent within twenty (20) days of receipt by Parent of written notice of such breach or failure; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(c)(i) if the Company is then in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement such that the conditions set forth in either Section 7.2(a) or Section 7.2(b) would not be satisfied; or

(ii)         at any time prior to the receipt of the Stockholder Approval in order to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal in accordance with Section 6.4(d); provided, that (A) the Company is in compliance in all material respects with the provisions of Section 6.4 and (B) the Company shall concurrently with such termination pay the Termination Payment in accordance with Section 8.3.

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(d)     by Parent, if:

(i)          the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (x) would, or would reasonably be expected to, result in a failure of a condition set forth in Section 7.2(a) or Section 7.2(b) and (y) cannot be cured on or before the Outside Date or, if curable, is not cured by the Company within twenty (20) days of receipt by the Company of written notice of such breach or failure; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if Parent or Merger Sub are then in breach of any of their respective representations, warranties, covenants or agreements set forth in this Agreement such that the conditions set forth in either Section 7.3(a) or Section 7.3(b) would not be satisfied; or

(ii)         (x) the Company Board shall have made an Adverse Recommendation Change, (y) the Company shall have materially or willfully breached any of its obligations under Section 6.4 or (z) the Company enters into an Alternative Acquisition Agreement (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 6.4).

Section 8.2.          Effect of Termination. In the event that this Agreement is terminated and the Merger and the other transactions contemplated by this Agreement are abandoned pursuant to Section 8.1, written notice thereof shall be given to the other party or parties, specifying the provisions hereof pursuant to which such termination is made and describing the basis therefor in reasonable detail, and this Agreement shall forthwith become null and void and of no further force or effect whatsoever without liability on the part of any party hereto (or any of the Company’s Subsidiaries, Parent’s Subsidiaries or any of the Company’s or Parent’s respective Representatives), and all rights and obligations of any party hereto shall cease; provided, however, that, notwithstanding anything in the foregoing to the contrary (a) no such termination shall relieve any party hereto of any liability or damages resulting from or arising out of any fraud or willful breach of this Agreement; and (b) the Confidentiality Agreement (but only to the extent not in conflict with or otherwise inconsistent with the provisions of this Agreement), this Section 8.2, Section 8.3, Section 8.6, Article IX and the definitions of all defined terms appearing in such sections shall survive any termination of this Agreement pursuant to Section 8.1. If this Agreement is terminated as provided herein, all filings, applications and other submissions made pursuant to this Agreement, to the extent practicable, shall be withdrawn from the Governmental Authority or other Person to which they were made.

Section 8.3.          Termination Fee.

(a)     If, but only if, the Agreement is terminated:

(i)          by either the Company or Parent pursuant to Section 8.1(b)(i) or Section 8.1(b)(iii) or by Parent pursuant to Section 8.1(d)(i), in any such case if the Company (x) receives or has received an Acquisition Proposal, which proposal has been publicly announced after the date of this Agreement and (y) within twelve (12) months of the termination of this Agreement, consummates a transaction regarding, or executes a binding or definitive agreement which is later consummated with respect to, any Acquisition Proposal, then the Company shall pay, or cause to be paid, to Parent a fee equal to $2,500,000 (the “Termination Fee”) plus, if not previously paid pursuant to Section 8.3(a)(ii) below, the Expense Amount, by wire transfer of same day funds to an account designated by Parent, not later than the consummation of such transaction arising from any such Acquisition Proposal; provided, however, that for purposes of this Section 8.3(a)(i), the references to “twenty percent (20%)” in the definition of Acquisition Proposal shall be deemed to be references to “fifty percent (50%)”;

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(ii)         by either the Company or Parent pursuant to Section 8.1(b)(iii), the Company shall pay, or cause to be paid, to Parent the Expense Amount (by wire transfer to an account designated by Parent) within two (2) Business Days of such termination; or

(iii)        by the Company pursuant to Section 8.1(c)(ii) then the Company shall pay, or cause to be paid, to Parent the Termination Fee together with the Expense Amount, by wire transfer of same day funds to an account designated by Parent as a condition to the effectiveness of such termination; or

(iv)        by Parent pursuant to Section 8.1(d)(ii), then the Company shall pay, or cause to be paid, to Parent the Termination Fee together with the Expense Amount, by wire transfer of same day funds to an account designated by Parent, within two (2) Business Days of such termination.

(b)     Notwithstanding anything to the contrary set forth in this Agreement, the parties agree that:

(i)          any Termination Fee paid by the Company pursuant to Section 8.3(a) shall be Parent and Merger Sub’s sole and exclusive remedy with respect to the termination of this Agreement or any breach by the Company hereunder other than in the event of fraud or a willful breach;

(ii)         under no circumstances shall the Company be required to pay the Termination Fee or Expense Amount, as applicable, earlier than one (1) full Business Day after receipt of appropriate wire transfer instructions from the party entitled to payment; and

(iii)        under no circumstances shall the Company be required to pay the Termination Fee or Expense Amount, as applicable, on more than one occasion.

(c)     Each of the parties hereto acknowledges that (i) the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, (ii) the Termination Payment is not a penalty, but is liquidated damages, in a reasonable amount that will compensate Parent in the circumstances in which it is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger and the other transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision and (iii) without these agreements, the parties would not enter into this Agreement; accordingly, if the Company fails to timely pay any amount due pursuant to this Section 8.3 and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the payment of any amount set forth in this Section 8.3, the Company shall pay Parent the costs and expenses of Parent in connection with such suit, together with interest on such amount at the annual rate of five percent (5%) for the period from the date such payment was required to be made through the date such payment was actually received, or such lesser rate as is the maximum permitted by applicable Law.

Section 8.4.          Amendment. Subject to compliance with applicable Law, this Agreement may be amended by mutual agreement of the parties hereto by action taken or authorized by their respective boards of directors (or similar governing body or entity) at any time before or after receipt of the Stockholder Approval and prior to the Effective Time; provided, however, that after the Stockholder Approval has been obtained, there shall not be (a) any amendment of this Agreement that changes the amount or the form of the consideration to be delivered under this Agreement to the holders of Company Common Stock, or which by applicable Law or in accordance with the rules of any stock exchange requires the further approval of the stockholders of the Company or Parent without such further approval of such stockholders, or (b) any amendment or change not permitted under applicable Law. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

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Section 8.5.          Waiver. At any time prior to the Effective Time, subject to applicable Law, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) subject to the proviso of Section 8.4, waive compliance with any agreement or condition contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 8.6.          Fees and Expenses. Except as otherwise provided in this Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees and expenses, whether or not the transactions contemplated by this Agreement are consummated; provided, however, that the Company and Parent shall share equally all fees and expenses related to the printing and filing of the Form S-4, the printing, filing and distribution of the Proxy Statement/Prospectus and any Continuing Membership Application pursuant to FINRA (NASD) Rule 1017, in each case, other than attorneys’ and accountants’ fees.

Section 8.7.          Transfer Taxes. Parent and the Company shall cooperate in the preparation, execution and filing of all Tax returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp Taxes, any transfer, recording, registration and other fees and any similar Taxes that become payable in connection with the transactions contemplated by this Agreement (“Transfer Taxes”), and shall cooperate in attempting to minimize the amount of Transfer Taxes. From and after the Effective Time, the Surviving Entity shall pay or cause to be paid, without deduction or withholding from any consideration or amounts payable to holders of the Company Common Stock, all Transfer Taxes.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1.          Non-Survival of Representations and Warranties. None of the representations or warranties in this Agreement or any certificate or other writing delivered pursuant to this Agreement, including any rights arising out of any breach of such representations or warranties, shall survive the earlier of (a) the Effective Time or (b) termination of this Agreement (except, in the case of termination, as set forth in Section 8.2), and after such time there shall be no liability in respect thereof (except, in the case of termination, as set forth in Section 8.2), whether such liability has accrued prior to or after such expiration of the representations and warranties. This Section 9.1 does not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time or the termination of this Agreement. The Confidentiality Agreement will survive termination of this Agreement in accordance with its terms.

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Section 9.2.          Notices. Except for any notice that is specifically required by the terms of this Agreement to be delivered orally, any notice, request, claim, demand and other communication hereunder shall be in writing and shall be deemed to have been duly given or made as follows: (a) if personally delivered to an authorized representative of the recipient, when actually delivered to such authorized representative; (b) if sent by facsimile transmission (providing confirmation of transmission) or e-mail of a pdf attachment, when transmitted (provided that any notice received by facsimile or e-mail transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (in the time zone of the recipient) or any day other than a Business Day shall be deemed to have been received at 9:00 a.m. on the next Business Day); (c) if sent by reliable overnight delivery service (such as DHL or Federal Express) with proof of service, upon receipt of proof of delivery; and (d) if sent by certified or registered mail (return receipt requested and first-class postage prepaid), upon receipt; provided, in each case, such notice, request, claim, demand or other communication is addressed as follows (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.2):

if to Parent or Merger Sub:

RCS Capital Corporation

405 Park Ave, 15th Floor

New York, NY 10022

Phone: (866) 904-2988

Fax: (646) 861-7743

Attn: Ryan Tooley, Assistant General Counsel

with a mandatory copy (which shall not constitute notice) to:

Proskauer Rose LLP

Eleven Times Square

New York, NY 10036

Phone: (212) 969-4406

Fax: (212) 969-2900

Attn: James Gerkis

         Lorenzo Borgogni

if to the Company prior to the Closing:

Investors Capital Holdings, Ltd.

Six Kimball Lane, Suite 150

Lynnfield, MA 01940

Phone: 781-477-4822

Fax: 781-715-0316

Attn: John G. Cataldo

with a mandatory copy (which shall not constitute notice) to:

Bracewell & Giuliani LLP

1251 Avenue of the Americas

New York, NY 10020

Phone: (212) 508-6142

Fax: (212) 938-3842

Attn: Julian Rainero

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Section 9.3.          Interpretation; Certain Definitions. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. References to “this Agreement” shall include the Company Disclosure Letter and the Parent Disclosure Letter. When a reference is made in this Agreement to an Article, Section, Appendix, Annex or Exhibit, such reference shall be to an Article or Section of, or an Appendix, Annex or Exhibit to, this Agreement, unless otherwise indicated. The table of contents and headings for this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other instrument made or delivered pursuant hereto unless otherwise defined therein. Defined terms contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor Laws. References to a Person are also to its successors and permitted assigns. All references to “dollars” or “$” refer to currency of the United States of America (unless otherwise expressly provided herein).

Section 9.4.          Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any present or future Law or public policy, (a) such term or other provision shall be fully separable, (b) this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part hereof and (c) all other conditions and provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable term or other provision or by its severance herefrom so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect promptly the original intent of the parties as closely as possible in a mutually acceptable manner in order that transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 9.5.          Assignment; Delegation. Other than to the Surviving Entity, neither this Agreement nor any rights, interests or obligations hereunder shall be assigned or delegated, in whole or in part, by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto, except that Parent and Merger Sub may assign this Agreement or all or any portion of their respective rights or obligations hereunder to one or more of their respective Affiliates, provided that no such assignment shall relieve Parent or Merger Sub of any of their respective obligations hereunder.

Section 9.6.          Entire Agreement. This Agreement (including the Schedules, Exhibits, Annexes, Appendices and other attachments hereto) constitutes, together with the Confidentiality Agreement and the Voting Agreements, the entire agreement among the parties hereto with respect to the subject matter hereof and thereof and supersedes all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof, including the Letter of Intent.

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Section 9.7.          No Third-Party Beneficiaries. This Agreement is not intended to and shall not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns, except for the provisions of Section 6.8 (from and after the Effective Time), which shall be to the benefit of the parties referred to in such section. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 8.5 without notice or liability to any other Person. The representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Accordingly, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.8.          Specific Performance. The parties hereto agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate the Merger and the other transactions contemplated by this Agreement) in accordance with its specified terms or otherwise breach such provisions. Accordingly, the parties acknowledge and agree that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at Law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 9.9.          Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or by e-mail of a pdf attachment shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.10.        Governing Law. This Agreement and all Actions (whether based on contract, tort or otherwise), directly or indirectly, arising out of or relating to this Agreement or the actions of the parties hereto in the negotiation, administration, performance and enforcement thereof, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice or conflict of Laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 9.11.        Consent to Jurisdiction.

(a)     Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of the courts of New Castle County in the State of Delaware and to the jurisdiction of the United States District Court for the State of Delaware (the “DE Courts”), for the purpose of any Action (whether based on contract, tort or otherwise), directly or indirectly, arising out of or relating to this Agreement or the actions of the parties hereto in the negotiation, administration, performance and enforcement thereof, and each of the parties hereto hereby irrevocably agrees that all claims in respect to such Action may be heard and determined exclusively in any DE Court.

(b)     Each of the parties hereto (i) irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Agreement, on behalf of itself or its property, in the manner provided by Section 9.2 and nothing in this Section 9.11 shall affect the right of any party to serve legal process in any other manner permitted by Law, (ii) consents to submit itself to the personal jurisdiction of the DE Courts in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such DE Court and (iv) agrees that it will not bring any Action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the DE Courts. Each party hereto agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

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Section 9.12.         Waiver of Jury Trial. Each of the parties hereto acknowledges and agrees that any controversy which may arise out of or relating to this agreement is likely to involve complicated and difficult issues and therefore each such party hereby irrevocably and unconditionally waives to the fullest extent permitted by applicable law, any right such party may have to a trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise), directly or indirectly, arising out of or relating to this agreement, the merger or the other transactions contemplated hereby, or the actions of the parties hereto in the negotiation, administration, performance and enforcement thereof.

Section 9.13.         Consents and Approvals. For any matter under this Agreement requiring the consent or approval of any party to be valid and binding on the parties hereto, such consent or approval must be in writing and signed by or on behalf of such party.

[Remainder of page intentionally left blank; signature pages follow.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

Investors Capital Holdings, Ltd.

By:	/s/ Timothy B. Murphy
	Name:	Timothy B. Murphy
	Title:	President & Chief Executive Officer

[SIGNATURE PAGE TO MERGER AGREEMENT]

RCS CAPITAL CORPORATION

By:	/s/ Edward M. Weil, Jr.
	Name:	Edward M. Weil, Jr.
	Title:	President

[SIGNATURE PAGE TO MERGER AGREEMENT]

ZOE ACQUISITION, LLC

By:	RCS Capital Corporation, its sole member

By:	/s/ Edward M. Weil, Jr.
	Name:	Edward M. Weil, Jr.
	Title:	President

[SIGNATURE PAGE TO MERGER AGREEMENT]